Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

By and Among

CABLE & WIRELESS USA, INC., and

CABLE & WIRELESS INTERNET SERVICES, INC.,

AS SELLERS

And

SAVVIS ASSET HOLDINGS, INC.

AS BUYER

Dated as of January 23, 2004

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		15

5.1.	Corporate Organization	15
5.2.	Authorization and Validity	16
5.3.	No Conflict or Violation	16
5.4.	Consents, Approvals and Notifications	16
5.5.	Availability of Funds	16
5.6.	Adequate Assurances Regarding Assigned Contracts	16
5.7.	Licenses; Permits, etc.	16
5.8.	Federal Communications Commission and other Federal Government Approvals	17

ARTICLE 6 COVENANTS OF SELLERS		17

6.1.	Actions Before Closing	17
6.2.	Conduct of Business Before the Closing Date	17
6.3.	Sale Order	17
6.4.	Consents and Approvals	18
6.5.	Access to Properties and Records; Confidentiality	18
6.6.	Assumption and Rejection of Assigned Contracts	18
6.7.	Material Contracts	18
6.8.	Transition Services Agreement	18
6.9.	Cure of Defaults	18
6.10.	Further Assurances	19
6.11.	Transition Contracts and Services	19
6.12.	Information Requests	19
6.13.	Payments and Proceeds	19

ARTICLE 7 COVENANTS OF BUYER		19

7.1.	Actions Before Closing	19
7.2.	Consents, Approvals and Notifications	19
7.3.	Adequate Assurances Regarding Assigned Contracts	20
7.4.	Buyer’s Cure Costs Obligation	20
7.5.	Availability of Business Records	20
7.6.	Transition Services Agreements	20
7.7.	Amendment of Schedules	20
7.8.	Ordinary Course of Business	22

ARTICLE 8 BANKRUPTCY PROCEDURES		22

8.1.	Bankruptcy Actions	22

ARTICLE 9 EMPLOYEE AND BENEFITS MATTERS		22

9.1.	Employment Offers	22
9.2.	Transferred Employees	23
9.3.	401(k) Plan Rollovers	23

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9.4.	WARN Act Obligations	23
9.5.	Buyer Benefit Plans	24
9.6.	Welfare Benefits Claims	24
9.7.	COBRA Obligations	24
9.8.	Purchase of Assets; Assumption of Liabilities	24
9.9.	Key Employee Retention Plan	25
9.10.	Flexible Benefit Plan	25
9.11.	No Other Obligations	25

ARTICLE 10 ANTITRUST MATTERS		25

10.1.	Antitrust Filings	25
10.2.	Cooperation; Confidentiality Agreement	25
10.3.	Objections or Other Challenges	26
10.4.	Alternative Filing	27

ARTICLE 11 TAXES		27

11.1.	Transfer Taxes, Proration of Real and Personal Property Taxes	27
11.2.	Tax Refunds	28
11.3.	Cooperation on Tax Matters	28
11.4.	Retention of Tax Records	28
11.5.	Allocation of Purchase Price and Purchase Price Allocation Forms	29
11.6.	Tax Structure Disclosure	29
11.7.	Unbilled Transactional Taxes	29

ARTICLE 12 CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES		30

12.1.	Conditions Precedent to Performance by Sellers and Buyer	30
12.2.	Conditions Precedent to Performance by Sellers	30
12.3.	Conditions Precedent to the Performance by Buyer	31
12.4.	Escrow Closings: Management Agreement	31

ARTICLE 13 TERMINATION AND EFFECT OF TERMINATION		32

13.1.	Right of Termination	32
13.2.	Termination Without Default	32
13.3.	Effect of Failure of Conditions to Closing	33

ARTICLE 14 MISCELLANEOUS		33

14.1.	Successors and Assigns	33
14.2.	Governing Law; Jurisdiction	33
14.3.	Warranties Exclusive	34
14.4.	Survival of Representations and Warranties; Indemnification	34
14.5.	Notification of Certain Matters	35
14.6.	No Recourse Against Third Parties	35
14.7.	Other Agreements	35

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14.8.	Mutual Drafting	36
14.9.	Expenses	36
14.10.	Broker’s and Finder’s Fees	37
14.11.	Severability	37
14.12.	Notices	37
14.13.	Amendments; Waivers	38
14.14.	Public Announcements	38
14.15.	Employee and Customer Announcements	38
14.16.	Entire Agreement	38
14.17.	Parties in Interest	39
14.18.	Headings	39
14.19.	Construction	39
14.20.	Currency	39
14.21.	Counterparts	39
14.22.	Apportionment	39

ARTICLE 15 DEFINITIONS		39

15.1.	Certain Terms Defined	39
15.2.	All Terms Cross-Referenced	46

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ANNEXES
Annex I	Selling Subsidiaries
Annex II	Financial Statements

EXHIBITS

Exhibit A	Form of Plc Transition Services Agreement
Exhibit B	Form of Management Agreement
Exhibit C	Terms of CWA Transition Services Agreement
Exhibit D	Form of Sale Order
Exhibit E	Form of Closing Escrow Agreement
Exhibit F	Section 14.7 Prohibited Internal Reorganizations

DISCLOSURE SCHEDULE

Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Real Estate Leases
Schedule 1.1(g)	Customer Contracts
Schedule 1.1(k)	Intellectual Property
Schedule 1.1(m)	Permits
Schedule 1.2(b)	Excluded Contracts
Schedule 1.2(n)	LC Collateral
Schedule 1.2(q)	Excluded Assets
Schedule 4.1	Corporate Organization
Schedule 4.4	Governmental Consents and Approvals
Schedule 4.6	Litigation
Schedule 4.7	Financial Statements
Schedule 4.10(c)	Tax Representation
Schedule 4.10(d)	Tax Representation
Schedule 4.11	Material Contracts
Schedule 4.12	Personal Property
Schedule 4.13	Real Property
Schedule 4.14(a)	Intellectual Property Exceptions
Schedule 4.14(b)	Intellectual Property Exceptions
Schedule 4.14(c)	Intellectual Property Exceptions
Schedule 4.16	Environmental Matters
Schedule 4.17	Employee Benefit Plans
Schedule 4.18	Labor Matters
Schedule 4.20	Customers and Suppliers

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Schedule 6.2	Sellers’ Covenants
Schedule 7.7	Schedule Amendment Amounts
Schedule 7.7(a)	Amendment of Schedules
Schedule 7.7(b)	Amendment of Schedules
Schedule 14.7	Other Agreements
Schedule 15.1A	Continuing N3 Nodes
Schedule 15.1B	Management Revenue Forecast

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 23, 2004, is made by and among CABLE & WIRELESS USA, INC., a Delaware corporation (“CWUSA”), and CABLE & WIRELESS INTERNET SERVICES, INC., a Delaware corporation (“CWIS,” and together with CWUSA and CWIS and their subsidiaries set forth on Annex I attached hereto, “Sellers”), and SAVVIS ASSET HOLDINGS, INC., a Delaware corporation (“Buyer”), a wholly owned subsidiary of Savvis Communications Corporation of Delaware (“Buyer Parent”). Capitalized terms used in this Agreement are defined or cross-referenced in Article 15.

BACKGROUND INFORMATION

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Acquired Assets, in a sale authorized by the Bankruptcy Court pursuant to, inter alia, sections 105, 363, and 365 of the Bankruptcy Code;

WHEREAS, it is intended that the acquisition of the Acquired Assets would be accomplished through the sale, transfer and assignment of assets by Sellers that own or lease such Acquired Assets;

WHEREAS, Buyer also desires to assume, and Sellers desire to assign and transfer to Buyer, the Assumed Liabilities; and

WHEREAS, Sellers either have filed or will file the Chapter 11 Cases.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE ACQUIRED ASSETS

1.1. Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Sellers shall sell to Buyer, and Buyer shall acquire from Sellers, free and clear of all liens, other than Permitted Liens (but free and clear of the Permitted Liens of the type defined in subsection (ii) of the definition of Permitted Liens), all of Sellers’ right, title and interest in, to and under all of the assets, property, rights and claims of Sellers other than the Excluded Assets (the “Acquired Assets”), including without limitation the following:

(a) the real property owned by any Seller and listed by address on Schedule 1.1(a) of the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), together with any Improvements erected thereon (the “Owned Real Property”);

(b) all of Sellers’ rights under the leases (the “Real Estate Leases”) of real property in which the address is listed on Schedule 1.1(b) of the Disclosure Schedule, as amended from time to time in accordance with Section 7.7 (the real property leased by any Seller pursuant to the Real Estate Leases, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”);

(c) all of (i) Sellers’ owned equipment, spare parts, machinery, furniture, fixtures, and other personal property, whether located on the Real Property or elsewhere (but not including any license to software embedded in such equipment if consent is required to assign such license and has not been obtained (the “Equipment”); and (ii) any rights of Sellers to the warranties and licenses received from manufacturers and sellers of the Equipment;

(d) all of Sellers’ deposits, pre-paid expenses and prepayments, to the extent such deposits, prepaid expenses and prepayments relate to the Acquired Assets;

(e) all of Sellers’ rights under the leases of equipment and property other than Real Property;

(f) all of Sellers’ accounts and notes receivable from any Person other than Cable and Wireless plc or any of its Affiliates (other than Sellers) (the “Accounts Receivable”);

(g) all of Sellers’ rights under all sales orders, master services agreements, customer contracts or other similar Contracts entered into by any Seller with all customers, including the customers of the Business on Schedule 1.1(g) (the “Customer Contracts”);

(h) all of Sellers’ rights under outstanding purchase orders or other similar Contracts entered into by any Seller with any supplier of goods or services for materials or supplies (the “Supplier Contracts”);

(i) all of Sellers’ rights under any other Contracts other than the Excluded Contracts (the “Other Contracts” and, together with the Real Estate Leases, the Customer Contracts and the Supplier Contracts, the “Assigned Contracts”);

(j) all (i) inventories of supplies, materials and spares owned by Sellers on the Closing Date (the “Inventory”), and (ii) any rights of Sellers to the warranties received from suppliers with respect to such Inventory;

(k) all of Sellers’ rights in (i) the patents, patent applications, inventions disclosed therein, reissues, reexaminations, continuations, extensions, and all U.S. and foreign applications and patents or registrations relating thereto listed on Schedule 1.1(k) of the Disclosure Schedule (the “Patents”); (ii) the copyrights and copyright applications listed on Schedule 1.1(k) of the Disclosure Schedule, together with all goodwill associated therewith; (iii) the trademarks, service marks, domain names and internet protocol addresses listed on Schedule 1.1(k) of the Disclosure Schedule, together with all applications and registrations therefor and all goodwill associated therewith (the “Trademarks”); (iv) all other Intellectual Property owned by any Seller; (v) Claims related to Intellectual Property owned by Sellers (to the extent such Claims are transferable); and (vi) rights to sue and recover any damages and profits and all other remedies for past, present and future infringements of the foregoing;

(l) any computer software or systems owned by any Seller or collectively by Sellers;

(m) to the extent transferable under applicable Law, all rights of Sellers under the permits, authorizations, approvals, registrations and licenses issued by any Government (and pending applications for the foregoing) listed on Schedule 1.1(m) of the Disclosure Schedule (“Permits”);

(n) copies of all books, files and records to the extent they apply to the Acquired Assets or the Business, including customer lists, historical customer files, reports, plans, data, accounting and tax records, test results, product specifications, drawings, diagrams, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules, operating and production records, inventory records, business plans, and marketing and all other studies, documents and records (the “Business Records”);

(o) all Sellers’ rights to corporate telephone numbers, corporate addresses (including electronic mail addresses, except as limited by Section 1.2(1) hereof) and bank accounts (but not cash in excess of checks, debits and other charges outstanding and not cleared or accepted for payment) used in connection with the operation or conduct of the Business or the Acquired Assets;

(p) all assets to be acquired by Buyer pursuant to Article 9;

(q) any asset of any Seller that would constitute an Acquired Asset (if owned by such Seller on the Closing Date) that was or will be transferred to such Seller under the terms of the Separation Agreement and the Apollo Agreement, all in accordance with the Plc Transition Services Agreement;

(r) all other property and assets of the Business, moveable and immoveable, real and personal, tangible or intangible, of every kind and description and wheresoever situated, including the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by any of Sellers on the purchase or other acquisition of any part of the Acquired Assets;

(s) any rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, or rights of set-off (other than against any Seller or any of their Affiliates) arising out of or relating to any of the Acquired Assets; and

(t) foreign nodes and rights of Sellers with respect to foreign collocation sites.

1.2. Excluded Assets. The Acquired Assets are the only properties, assets, rights and claims transferred to Buyer under this Agreement. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets do not include the properties, assets, rights and claims of Sellers listed or described in this Section 1.2 (all properties, assets, rights and claims not being acquired by Buyer are herein referred to as the “Excluded Assets”):

(a) all of Sellers’ cash and cash equivalents, checks in transit and undeposited checks, other than those items included in Section 1.1(o);

(b) all of Sellers’ rights under (i) the Contracts listed on Schedule 1.2(b)(i) of the Disclosure Schedule (as amended from time to time in accordance with Section 7.7); (ii) Real Estate Leases not listed on Schedule 1.1(b) of the Disclosure Schedule; and (iii) all leases for personal property which is located on the properties referred to in (ii) above and listed on Schedule 1.2(b)(iii) (the “Excluded Contracts”);

(c) except as provided in Article 9, all assets of Employee Benefit Plans and all other assets to be retained by Sellers pursuant to Article 9;

(d) except as provided in Section 1.1(k), all rights to Claims, refunds or adjustments with respect to Excluded Assets, and all rights to insurance proceeds or other insurance recoveries to the extent relating to Excluded Liabilities;

(e) any asset of any Seller that would constitute an Acquired Asset (if owned by such Seller on the Closing Date) that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date either (i) in the Ordinary Course of Business of such Seller in accordance with Section 6.2 hereof or (ii) as otherwise expressly permitted by the terms of this Agreement;

(f) any asset of any Seller that would constitute an Acquired Asset (if owned by such Seller on the Closing Date) that was or will be transferred to Cable and Wireless plc (or any of its Affiliates other than the Sellers) under the terms of the Separation Agreement or the Apollo Agreement, all in accordance with the Plc Transition Services Agreement;

(g) all losses, loss carry forwards and rights to receive refunds or credits with respect to any and all Taxes of any Seller incurred or accrued on or prior to the Closing Date, including interest receivable with respect thereto;

(h) except as provided in Section 1.1(k) and Section 1.1(s), any and all rights, demands, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws including fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off (collectively, “Claims”), of any Seller or any Affiliate of any Seller (other than against Buyer), including but not limited to Claims arising out of or relating in any way to the Chapter 11 Cases or any of the transactions contemplated thereby or entered into as a consequence thereof, including any claims (as defined in section 101(5) of the Bankruptcy Code) filed, scheduled or otherwise arising in the Chapter 11 Cases;

(i) all shares of capital stock or other equity interests of all Sellers and all Affiliates of Sellers;

(j) all rights of Sellers in, to and under the Separation Agreement and the Apollo Agreement;

(k) all rights of Sellers arising under this Agreement and under any other agreement between Sellers and Buyer entered into in connection with this Agreement;

(l) all rights in the Cable & Wireless brand name and any derivatives (including without limitation, the use of “cw,” “cable-and-wireless,” “cable and wireless,” “cablewireless,” “candw,” “cable-wireless,” “cwa,” or any other similar variation) thereof no matter how used, whether as a corporate name, domain name or otherwise, other than as provided in the Plc Transition Services Agreement;

(m) all corporate seals, minute books, charter documents, corporate stock record books, original tax and financial records and such other files, books and records to the extent they relate to any of the Excluded Assets or Excluded Liabilities or to the organization, existence or capitalization of any Seller or of any Affiliate of any Seller;

(n) all of Sellers’ rights to recovery of cash collateral given to obtain letters of credit and rights to recover amounts drawn or paid on letters of credit as set forth on Schedule 1.2(n);

(o) all accounts receivable and other amounts due to any Seller from any Affiliate of such Seller and all rights and Claims of any Seller against any other Seller or any other Affiliate of such Seller, including all claims of any Seller against Cable and Wireless plc;

(p) except (1) as otherwise provided in the Plc Transition Services Agreement, and (2) with respect to the Real Estate Leases that are the subject of the guarantees and letters of credit addressed in Section 14.7, all rights under any Supplier Contract that is the subject of any guarantee or other credit support by Cable and Wireless plc (or any of its Affiliates other than Sellers) or to which Cable and Wireless plc (or any of its Affiliates other than Sellers) is a party and in each case for which such credit support has not been released or such entity has not been released as a party, as applicable, or for which alternative arrangements, satisfactory to Cable and Wireless plc in its sole discretion, have not been made; and

(q) any assets set forth on Schedule 1.2(q) of the Disclosure Schedule as it may be amended from time to time in accordance with Section 7.7.

1.3. Assumption of Liabilities. Buyer shall assume no liability or obligation of any of the Sellers except the liabilities and obligations set forth in this Section 1.3 (the “Assumed Liabilities”), which Buyer shall thereafter assume and pay, perform and discharge in the ordinary course of business, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(a) all liabilities and obligations with respect to trade accounts payable arising after the Petition Date in connection with the operation of the Business (other than operations that relate to the Excluded Assets) or the operation of the Acquired Assets and in existence on the Closing Date (the “Accounts Payable”) but excluding any and all such Accounts Payable owing to Cable and Wireless plc or any of its Affiliates;

(b) all liabilities and obligations of Sellers under the Permits included in the Acquired Assets;

(c) all liabilities and obligations of Sellers to be assumed by Buyer pursuant to Article 9;

(d) 50% of all liabilities and obligations of Sellers for Transaction Taxes payable in connection with the transactions contemplated by this Agreement, subject to a maximum liability of Buyer of $500,000 less any amounts by which cure costs actually paid by the Buyer under Section 7.4 hereof exceed $4,500,000;

(e) all liabilities and obligations relating to Buyer’s ownership of the Acquired Assets or that arise as a result of Buyer’s operation of the Business other than Taxes that relate to the Business or the Acquired Assets for the periods through the Adjustment Date, but including Taxes relating to the Acquired Assets for periods after the Adjustment Date; and

(f) leases included in the Acquired Assets pursuant to Section 1.1(e).

1.4. Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the parties expressly acknowledge and agree that Buyer shall not assume or agree to pay, perform or otherwise discharge, or in any manner whatsoever be liable or responsible for any liability, obligation or expenses of any of the Sellers, or any predecessors or affiliates of any of the Sellers, or any of their representatives or any claim against any and all of the foregoing other than Assumed Liabilities. Without limiting the generality of the foregoing, Buyer is not assuming hereunder any liability or obligation of Sellers or any Affiliate of Seller to Cable and Wireless plc, except for as expressly provided by the terms of Section 14.7. All such liabilities and obligations other than the Assumed Liabilities are collectively referred to as the “Excluded Liabilities.”

1.5. Non-Assignment of Assigned Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assigned Contract if, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without obtaining a Consent, would constitute a breach thereof by the assignee of such Assigned Contract, unless and until such consent shall have been obtained. If, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, such Consent is required but not obtained, Sellers shall, at Buyer’s sole cost and expense, cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits and obligations of or under any such Assigned Contract, including enforcement for the benefit of Buyer of any and all rights of any Seller against a third party thereto arising out of the breach or cancellation thereof by such third party. Sellers shall seek an Order from the Bankruptcy Court providing that (i) all parties to executory contracts shall be given notice of Sellers’ assignment and Buyer’s assumption of Assigned Contracts and (ii) a party’s failure to timely object to such assignment and such assumption shall be deemed to constitute such party’s Consent of such assignment and such assumption. Any assignment to Buyer of any Assigned Contract that shall, after giving effect to the provisions of sections 363 and 365 of the Bankruptcy Code, require the Consent of any third party for such assignment as aforesaid shall be made subject to such Consent being obtained.

ARTICLE 2

CONSIDERATION

2.1. Consideration. The aggregate consideration for the sale and transfer of the Acquired Assets shall be (a) $155,000,000 (the “Purchase Price”), which price is payable in cash (the “Cash Payment”) and deliverable at Closing in accordance with Section 3.3 and (b) the assumption by Buyer of the Assumed Liabilities.

2.2. Deposit. Buyer has executed and delivered to Sellers the Deposit Escrow Agreement and deposited with the Escrow Agent $5,000,000 (the “Deposit”). The Deposit shall be held and disbursed pursuant to the terms of the Deposit Escrow Agreement. The Cash Payment will be reduced by the amount of the Deposit, which shall include interest and other income earned with respect to the Deposit as set forth in Section 3.3(a).

2.3. Minimum Consideration. Any other provision hereof notwithstanding, in no event shall the Minimum Consideration be less than $55,500,000, and no reduction shall be made under Section 14.4 that would result in the Minimum Consideration being less than $55,500,000.

ARTICLE 3

CLOSING AND DELIVERIES

3.1. Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York (the “K&E Offices”). The transaction shall be initially consummated in the fashion contemplated by Section 12.4 (the “Regulatory Escrow Closing”), which shall take place at the K&E Offices at 9:00 a.m. on February 13, 2004 or such other date or at such other place and time as may be mutually agreed by the parties hereto (the “Regulatory Escrow Closing Date”), and the Final Escrow Closing (as defined below) shall take place at the K&E Offices at 9:00 a.m. on the third Business Day following the satisfaction or waiver by the appropriate party of all the relevant conditions contained in Article 12 hereof, or on such other date or at such other place and time as may be agreed by the parties hereto.

Notwithstanding anything to the contrary contained in Article 13 of this Agreement, unless this Agreement has otherwise previously been terminated in accordance with Article 13 hereof, in the event the Closing shall not have occurred on or before March 5, 2004 (unless there is (i) a failure of the entry on or before March 3, 2004 of the Sale Order approving this Agreement and the transfer of the Acquired Assets and the other matters set forth herein, (ii) a stay of the Sale Order pending appeal, or (iii) a failure of the conditions set forth in Sections 12.1 and 12.3, other than by reason of Buyer’s default hereunder), Sellers shall have the right to immediately terminate this Agreement. In any event, Buyer shall be responsible for, and shall assume and promptly indemnify Seller for the net cost of operating the Business as if the Regulatory Escrow Closing had occurred on January 28, 2004 until the earlier of the Closing and such time as this Agreement is terminated pursuant to Article 13 hereof (such indemnification obligation with respect to such period shall survive any such termination).

3.2. Sellers’ Deliveries. At the Closing, unless otherwise waived in writing by Buyer, Sellers shall deliver or cause to be delivered to Buyer or its Designated Assignee:

(a) duly executed bills of sale to transfer the Acquired Assets which are tangible property to Buyer or its Designated Assignee free and clear of all Liens, other than Permitted Liens (but free and clear of the Permitted Liens of the type defined in subsection (ii) of the definition of Permitted Liens);

(b) duly executed assignments of intangible property to transfer the Acquired Assets which are intangible property to Buyer or its Designated Assignee free and clear of all Liens, other than Permitted Liens (but free and clear of the Permitted Liens of the type defined in subsection (ii) of the definition of Permitted Liens);

(c) executed counterparts of the Plc Transition Services Agreement in the form attached as Exhibit A (the “Plc Transition Services Agreement”);

(d) executed counterparts of the Management Agreement having the terms set forth in Exhibit B (the “Management Agreement”);

(e) executed counterparts of the CWA Transition Services Agreement in accordance with the terms set forth on Exhibit C (the “CWA Transition Services Agreement”);

(f) duly executed and acknowledged quit claim deeds conveying each Owned Real Property to Buyer or its Designated Assignee free and clear of all Liens, other than Permitted Liens (but free and clear of the Permitted Liens of the type defined in subsection (ii) of the definition of Permitted Liens);

(g) a receipt for the Purchase Price; and

(h) such other documents and instruments of transfer and conveyance, excluding any representations, warranties or covenants and otherwise reasonably requested by Buyer consistent with the terms of this Agreement and reasonably satisfactory in form and substance to Buyer.

3.3. Buyer’s Deliveries. On the Closing Date, in payment for the Acquired Assets:

(a) Buyer shall pay to Sellers the Cash Payment of the Purchase Price, reduced by the amount of the Deposit, which shall include interest and other income earned with respect to the Deposit;

(b) Buyer shall execute and deliver to Sellers an instrument of assumption of liabilities with respect to the Assumed Liabilities reasonably satisfactory in form and substance to Sellers;

(c) an executed counterpart of the Plc Transition Services Agreement;

(d) an executed counterpart of the CWA Transition Services Agreement; and

(e) an executed counterpart of the Management Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer as follows, except in all cases as disclosed in the Disclosure Schedule:

4.1. Corporate Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Seller is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of the Seller’s assets or properties or the conduct or nature of the Business makes such licensing, qualification, or admission necessary, except such as would not reasonably be expected to have a Material Adverse Effect. Subject to any necessary authority from the Bankruptcy Court, each Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now conducted except for such failures as would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary of each of the Sellers is identified on Schedule 4.1 of the Disclosure Schedule.

4.2. Authorization and Validity. Subject to the Bankruptcy Court’s entry of the Sale Order and the receipt of the Consents set forth on Schedule 4.4 of the Disclosure Schedule, each Seller has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which it is or will be a party to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the entry of the Sale Order, the execution and delivery of this Agreement and the other agreements contemplated hereby to which any of them is or will be a party and the performance of each Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors and stockholders of such Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by each Seller and, subject to the Bankruptcy Court’s entry of the Sale Order and assuming the due execution of Buyer, constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

4.3. No Conflict or Violation. Subject to (a) the receipt of all Consents set forth on Schedule 4.4 of the Disclosure Schedule, (b) the Bankruptcy Court’s entry of the Sale Order and (c) the receipt of the Antitrust Approvals, the execution, delivery and performance by each Seller of this Agreement and the other agreements contemplated hereby to which it is or will be a party do not and will not (i) violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) (collectively, the “Organizational Documents”) of any Seller, (ii) violate any provision of law, regulation, rule or other legal requirement of any Government (“Law”) or any order, judgment or decree of any court or Government (which, for the avoidance of doubt, shall not include any objection filed with the Federal Communications Commission by a state public utility commission or other state governmental agency to the consent or approval of the Federal Communications Commission of any of the transactions contemplated hereby) (“Order”) applicable to any Seller, or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Assigned Contract, which violation, conflict, breach or default in any such case would reasonably be expected to have a Material Adverse Effect.

4.4. Governmental Consents, Approvals and Notifications. Schedule 4.4 of the Disclosure Schedule sets forth a true and complete list of each Consent and each declaration to or filing or registration with any Government that is required in connection with the execution and delivery of this Agreement and the other agreements contemplated hereby by Sellers or the performance by Sellers of their obligations hereunder or thereunder, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect.

4.5. Compliance with Law. Except as may result from the Chapter 11 Cases, since January 1, 2003, no Seller has received written notice of any material violation of any Law (other than with respect to Environmental Laws, as to which the only representations and warranties made by Sellers are those contained in Section 4.16 of the Disclosure Schedule). No Seller is in violation of any Law, or in default with respect to any Order, applicable to the Business or any of its assets, properties or operations other than violations and defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. As of the date of this Agreement and except as set forth on Schedule 4.6 or Schedule 4.17 of the Disclosure Schedule, there are no Claims, suits or proceedings or Government investigations pending or, to the Knowledge of Sellers, threatened in writing, before any Government brought by or against any Seller that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or materially impair the ability of Sellers to consummate the transactions contemplated by this Agreement.

4.7. Financial Statements. The unaudited financial statements attached hereto as Annex II (the “Financial Statements”), fairly present in all material respects the financial position of Sellers as of their respective dates and the income of Sellers for the periods covered thereby (except for normal audit adjustments and the absence of footnotes). The Financial Statements have been prepared in accordance with the principles set forth in Schedule 4.7.

4.8. Sales Practices; Receivables. Since August 31, 2003, each Seller has operated in the Ordinary Course of Business and has not changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by such Seller in the Ordinary Course of Business.

4.9. No Material Adverse Effect. Except as contemplated by this Agreement, since June 30, 2003 through the date hereof, there has not been any change, occurrence or circumstance that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.10. Tax Representation. (a) There is no material liability for Taxes with respect to the Acquired Assets or Sellers for the period prior to Closing for which Buyer will be liable, or to which the Acquired Assets will be subject, except as otherwise provided in Article 11 of this Agreement;

(b) except in each case or in the aggregate as would not reasonably be expected to have a Material Adverse Effect, Sellers have filed all Tax Returns required to be filed, and have paid all Taxes shown as due on such Tax Returns;

(c) except in each case or in the aggregate as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 4.10(c), Sellers have not been audited by any Government with respect to Taxes during the three (3) year period ending on the date hereof, are not presently undergoing an audit or other investigation with respect to Taxes, and have not received any written notification that an audit or other investigation with respect to Taxes may be contemplated;

(d) except in each case or in the aggregate as would not reasonably be expected to have a Material Adverse Effect and except as set forth on Schedule 4.10(d), Sellers have not received any notice of deficiency for any Taxes that has not since been paid; and

(e) Sellers have not received any notice or inquiry from a Government in a jurisdiction in which they have not filed a Tax Return that indicates that a Government may take the position that Sellers should have filed Tax Returns in the jurisdiction where the determination that Sellers should have filed a Tax Return would reasonably be expected to result in the payment of Tax.

4.11. Material Contracts.

(a) Schedule 4.11 of the Disclosure Schedule sets forth, to Sellers’ Knowledge, a complete and correct list, categorized to correspond to the subparagraphs of this Section 4.11(a), of each Contract or customer, as the case may be:

(i) that creates a right to lease, use or occupy real estate;

(ii) that contemplates or involves the performance of services or sales of products by any of the Sellers having a value in excess of $500,000 in the aggregate during the three (3) month period (annualized) ended September 30, 2003, and which is not terminable by Sellers without material penalty or on not more than ninety (90) days’ prior notice;

(iii) that relates to the purchase or lease of personal property with any supplier or the furnishing of services to any Seller and involves payments in excess of $500,000 during the twelve (12) month period ended September 30, 2003 or commitments for such purchase or lease during the twelve (12) month period following such period, other than short-term purchase orders entered into in the Ordinary Course of Business consistent with past practice;

(iv) pursuant to which Sellers received (or were entitled to receive) or paid (or were obligated to pay) more than $1,000,000 in the twelve (12) month period ended September 30, 2003;

(v) relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement, or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset in excess of $100,000);

(vi) containing covenants of any of the Sellers not to compete in any line of business or with any other Person in any geographical area; or

(vii) that is material or otherwise significant to the Business (collectively, but excluding Contracts that are not Assigned Contracts as of the Closing the “Material Contracts”).

(b) Other than as set forth on Schedule 4.11 of the Disclosure Schedule, (i) except as will be cured pursuant to Section 6.9 and Section 7.4 hereof, each of the Sellers has performed all material obligations required to be performed by it to date under each Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and (ii) no Seller nor, to Sellers’ Knowledge, any other party to any of the Material Contracts has commenced any action against any of the parties to such Material Contracts or given or received any written notice of any material default or violation under any Material Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assigned Contracts). To Sellers’ Knowledge, each of the Material Contracts is, or will be at the Closing, valid, binding and in full force and effect against a Seller, except as otherwise set forth on Schedule 4.11 of the Disclosure Schedule. Copies of all Material Contracts have been previously delivered to or made available by Sellers for inspection by Buyer, and such copies are, true, complete, and correct.

(c) Except as set forth on Schedule 4.11 of the Disclosure Schedule or pursuant to the Separation Agreement or the Apollo Agreement, no Seller has assigned any rights or obligations under any Material Contract to any other Person.

4.12. Personal Property. One of the Sellers (subject to the entry of, and the provision of, the Sale Order) has good title to all of the owned personal property and assets, tangible or intangible, that are Acquired Assets free and clear of all Liens, except for: (i) Liens incurred in the Ordinary Course of Business; (ii) Permitted Liens; (iii) Liens that shall be released at or prior to the Closing; and (iv) Liens set forth on Schedule 4.12 of the Disclosure Schedule; provided, however, that Sellers make no representations or warranties in this Section 4.12 with respect to Real Property and Intellectual Property, which are specifically addressed in Section 4.13 and Section 4.14, respectively, or with respect to the Excluded Assets. With respect to leased personal properties and assets, Sellers possess and operate such property and assets pursuant to valid leases.

4.13. Real Property. One of the Sellers is the owner of good and marketable fee title to the Owned Real Property, free and clear of all Liens, except for (i) the matters listed on Schedule 4.13 of the Disclosure Schedule; and (ii) Permitted Liens. The Owned Real Property constitutes all of the real property owned by Sellers. Subject to (x) the Chapter 11 Cases (including any breaches or defaults relating to the commencement thereof and any payables that would have been paid but for the commencement thereof), and (y) payment of any cure costs, and except as set forth on Schedule 4.13 of the Disclosure Schedule: (i) all of the Real Estate Leases are valid, existing, in full force and effect and binding upon Sellers and the other parties thereto in accordance with their terms; and (ii) each of the Sellers is in compliance with all material terms and requirements of each such Real Estate Lease, and all undisputed rent and other material sums and charges payable by Sellers as tenant thereunder are current; and (iii) the approximate aggregate amount of such rent and other sums and charges so payable are as set forth in Schedule 4.13 opposite the applicable Real Estate Lease. To Sellers’ Knowledge there is no proposed or pending proceeding to change or redefine the applicable legal requirements pertaining to zoning of any portion of the Real Property except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the impacted premises. To Sellers’ Knowledge no proceeding seeking a reduction in real estate taxes imposed upon the Real Property or the assessed valuation of the Real Property or any portion thereof have been settled during the three (3) year period preceding the date of this Agreement or are currently pending. There is no pending or, to Sellers’ Knowledge, proposed imposition of any special or other assessments affecting the Real Property or any portion thereof or any penalties or interest due with respect to real estate Taxes assessed against all or any portion of the Real Property that are payable by Sellers or would result in a Lien against the Real Property. None of the Sellers has received written notice of, and to Sellers’ Knowledge, there is not any pending, threatened or contemplated action to change the zoning status of the Real Property or eminent domain proceedings which would reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect on the use or operation of any portion of the Real Property.

4.14. Intellectual Property. (a) Schedule 1.1(k) of the Disclosure Schedule sets forth, as indicated therein, all of the material Registered Intellectual Property that is owned by Sellers. Except as set forth on Schedule 4.14(a)-1 of the Disclosure Schedule, one of the Sellers owns, individually or with another Seller, all right, title and interest in and to, the Registered Intellectual Property listed in Schedule 1.1(k), free and clear of all Liens, except for (i) Permitted Liens and (ii) Liens that shall be released at or prior to the Closing. Except as set forth in Schedule 4.14(a)-2 of the Disclosure Schedule, and except as would not have, individually or in the aggregate, a Material Adverse Effect, to Sellers’ Knowledge, Sellers own or currently have a right to use all of the Intellectual Property that is necessary for performing under the Assigned Contracts and otherwise conducting the Business in the ordinary course.

(b) Except as set forth on Schedule 4.14(b) of the Disclosure Schedule, and except as would not have, individually or in the aggregate, a Material Adverse Effect, to Sellers’ Knowledge, the conduct of the Business as currently conducted, whether by Sellers or by Buyer after giving effect to the transaction contemplated hereby, does not conflict with or infringe upon any Intellectual Property right of any third party.

(c) Except as set forth on Schedule 4.14(c) of the Disclosure Schedule, to Sellers’ Knowledge no third party is infringing on the Intellectual Property owned by any Seller.

(d) Notwithstanding Section 1.1(k)(v), all Claims of Sellers relating to the litigation disclosed on Schedule 4.6 relating to Intellectual Property owned by Sellers constitute Acquired Assets.

4.15. Permits. Schedule 1.1(m) of the Disclosure Schedule sets forth a complete and correct list of all material Permits and all pending applications therefor obtained by any Seller in connection with the Business. As of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect, each such Permit is valid and in full force and effect, and is not subject to any pending or, to Sellers’ Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. Except as would not reasonably be expected to have a Material Adverse Effect, the Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the Business in the manner now conducted.

4.16. Environmental Matters. Except as set forth on Schedule 4.16 of the Disclosure Schedule:

(a) Sellers are in compliance with applicable Environmental Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Since January 1, 2003, Sellers have received no written complaint, Order, directive, Claim, citation or notice of violation from any Government or any other Person with respect to any release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property, except where such matter would not reasonably be expected to have a Material Adverse Effect.

(c) To Sellers’ Knowledge, and except as where not reasonably expected to have a Material Adverse Effect, there have not been and are no material events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting any of the Sellers, the Business, the Acquired Assets, the Owned Real Property, the Leased Real Property, or formerly owned or leased Real Property that violate any Environmental Law, or that have given rise to any liability under any Environmental Law (including, without limitation, any Hazardous Materials which have been released, disposed of, emitted, treated, stored, generated, placed, deposited, discharged, or spilled at, upon or under any facility ever owned, operated or leased by any of the Sellers, or any facility to which Sellers have sent any Hazardous Material), or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Material or resulting from exposure to workplace hazards.

(d) The representation and warranties contained in this Section 4.16 are the only representations and warranties made by Sellers with respect to matters arising under Environmental Laws or relating to Hazardous Materials.

4.17. Employee Benefits.

(a) Set forth on Schedule 4.17 of the Disclosure Schedule is a list of all Employee Benefit Plans which Sellers maintain or to which Sellers contribute.

(b) None of the Sellers or any ERISA Affiliate contributes or has ever contributed to, has or has ever had any obligation to contribute to, or has any liability (including withdrawal liability as defined in section 4201 of ERISA) under or with respect to any Multiemployer Plan.

(c) No Employee Benefit Plan provides and none of the Sellers provide benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants (or any of their spouses or dependents) of the Sellers beyond their retirement or other termination of employment or service other than: (i) coverage mandated by law or (ii) death or retirement benefits under an “employee pension benefit plan” (as such term is defined under ERISA § 3(2)) that is qualified under Code § 401(a).

4.18. Labor Matters. Except as set forth on Schedule 4.18 or such as would not reasonably be expected to have a Material Adverse Effect, (i) there are no material controversies, suits, charges of unlawful harassment or discrimination, or complaints or allegations of unlawful harassment or discrimination pending or, to the knowledge of Sellers, threatened with respect to the Business; (ii) no Seller is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Seller; (iii) none of the employees of any of the Sellers is represented by any labor organization and no Seller has knowledge of any current union organizing activities now or within the past three (3) years among the employees of any of the Sellers; (iv) to the Knowledge of Sellers, no union claims to represent any of the employees of any of the Sellers; (v) there are no material unfair labor practice complaints, grievances, or arbitration proceedings pending, or to the Knowledge of Sellers, threatened; and (vi) there is no strike, slowdown, work stoppage or lockout pending, or, to the Knowledge of Sellers, threat thereof, by or with respect to any employees of the Business. Sellers have previously delivered to Buyer as of the date hereof a list of the name, title, location, base salary, variable compensation and retention bonus of each employee and secondees who is or will be employed primarily in or with respect to the Business as of a recent date (the “Business Employee”), other than any such employees or secondees in respect of whom a notice of termination of employment has been given or will be given by Sellers.

4.19. Assets. The Acquired Assets, together with (a) the Excluded Assets and (b) the assets expressly retained or expressly acquired pursuant to the CWA Transition Services Agreement or the Plc Transition Services Agreement, constitute all of the assets used in the conduct of the Business as conducted on the date hereof.

4.20. Customers and Suppliers. Schedule 4.20 of the Disclosure Schedule lists the seventy-five (75) largest customers of the hosting business and the seventy-five (75) largest customers of the network business (measured by dollar volume for the twelve (12) calendar months ended September 30, 2003) of the Business (“Major Customers”) and the revenue derived from or payments made to each such customer in such 12-month period. As of the date hereof, except as set forth on Schedule 4.20 of the Disclosure Schedule, (i) no Seller is engaged in a material written dispute, or, to Sellers’ Knowledge, a material verbal dispute, with any of the Major Customers, and (ii) since September 30, 2003, no Major Customer has proposed to Sellers in writing or, to Sellers’ Knowledge, verbally, any material modification or change in the business relationship with any Seller.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows, except in all cases as disclosed in the Disclosure Schedule.

5.1. Corporate Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of Buyer’s assets or properties or the conduct or nature of its business makes such licensing, qualification, or admission necessary, except as would not reasonably be expected to have a material adverse effect on Buyer’s ability to complete the transactions contemplated hereby. Buyer has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

5.2. Authorization and Validity. Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer, assuming due execution by Sellers, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

5.3. No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby and the operation of the Business by Buyer as it is constituted as of the Closing Date do not and will not violate or conflict with any provision of the Organizational Documents of Buyer and do not and will not violate any provision of Law, or any Order applicable to Buyer, nor will they result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

5.4. Consents, Approvals and Notifications. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the operation of the Business by Buyer as it is constituted as of the Closing Date by Buyer do not require the Consent of, or filing with or notification of, any Government or any other Person except: (a) as required under any Antitrust Law; (b) for entry of the Sale Order by the Bankruptcy Court; or (c) for such Consents and filings, the failure to obtain or make would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

5.5. Availability of Funds. Buyer has, and on the Closing Date will have, sufficient funds available to finance and consummate the transactions contemplated by this Agreement.

5.6. Adequate Assurances Regarding Assigned Contracts. To Buyer’s best knowledge and belief, Buyer is and will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assigned Contracts.

5.7. Licenses; Permits, etc. Buyer has, or will have as of the Closing Date, all licenses, permits, franchises and authority, whether from a Government or otherwise, including Regulatory Approvals, and has, or will have as of the Closing Date, provided any requisite notice to customers necessary to purchase the Acquired Assets and to assume the Assumed Liabilities, to perform the Management Agreement and to operate the Business as it is constituted as of the Closing Date.

5.8. Federal Communications Commission and other Federal Government Approvals. Neither Buyer, or any of its shareholders or controlling persons, is (i) a foreign carrier, controls a foreign carrier, is controlled by a foreign carrier, or is affiliated with a foreign carrier, as such is defined in sections 214 and 310 of the Communications Act of 1934 and regulations promulgated thereunder by the Federal Communications Commission (including, without limitation, 47 CFR 63.09(d)-(e)), or (ii) could be treated as a foreign person under section 721 of Title VII of the Defense Production Act of 1950 (Exxon-Florio) and regulations promulgated thereunder by the U.S. Department of the Treasury (including, without limitation, 31 CFR 800.101 et seq. (CFIUS)). Buyer and its controlling persons all are citizens of the United States, and Buyer, after due inquiry and consultation with appropriate counsel, is unaware of any reason why the Federal Communications Commission, the U.S. Department of the Treasury, the U.S. Department of Justice, the U.S. Department of Defense, the U.S. Department of Homeland Security, or any other federal agency with jurisdiction, could seek to deny, delay or condition approval of the transfer as contemplated by this Agreement. As of the date the Buyer files its licensure application with the Federal Communications Commission, no foreign person or entity singly or in concert with other foreign persons or entities will hold a 25% equity or other ownership interest in Buyer.

ARTICLE 6

COVENANTS OF SELLERS

Sellers hereby covenant to Buyer as follows:

6.1. Actions Before Closing. Sellers shall use commercially reasonable efforts to perform and satisfy all conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Sellers under this Agreement.

6.2. Conduct of Business Before the Closing Date. Without the prior written consent of Buyer or the authorization of the Bankruptcy Court, after notice and a hearing, between the date hereof and the Closing Date, Sellers shall not, except as required or expressly permitted pursuant to the terms hereof or of any Ancillary Agreement, make any material change in the Acquired Assets, Material Contracts or lease for a Continuing IDC, or enter into any material transaction, in each case other than in the Ordinary Course of Business. Without limitation of the foregoing, except as may be required by the Bankruptcy Court, from the date hereof until the Closing, Sellers shall conduct the Business in substantially the same manner as conducted on the date of this Agreement, taking into account business exigencies arising as a result of Sellers’ financial condition and status as a filer under chapter 11 of the Bankruptcy Code, and in accordance with the principles set forth on Schedule 6.2 attached hereto.

6.3. Sale Order. In the event the Order substantially in the form of Exhibit D attached hereto (the “Sale Order”) shall be appealed, Sellers and Buyer shall use their respective commercially reasonable efforts to defend such appeal.

6.4. Consents and Approvals. Sellers shall use commercially reasonable efforts to obtain all necessary material consents, waivers, authorizations and approvals of all Governments, and of all other Persons, required to be obtained by Sellers in connection with the execution, delivery and performance by them of this Agreement, including for the avoidance of doubt those necessary for the satisfaction of the condition set forth in Section 12.3(e).

6.5. Access to Properties and Records; Confidentiality. Sellers shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article 13) to all books and records of Sellers relating to the Business (to the extent permitted under Law). Upon reasonable prior notice, Sellers shall also afford Buyer reasonable access, during normal business hours, to the management of the Business, to the Business, all operations of the Business and to all Acquired Assets throughout the period prior to the Closing Date. Sellers shall permit Buyer reasonable access, accompanied by management of the Business, to the customers and suppliers of the Business throughout the remaining period prior to the Closing Date. The rights of access contained in this Section 6.5 are granted subject to, and on, the following terms and conditions: (A) any such investigation shall not include physical testing or samplings, and shall be exercised in such a manner as not to interfere unreasonably with the operation of the Business; (B) during the period from the date hereof to the Closing Date, all information provided to Buyer or its agents or representatives by or on behalf of Sellers or their agents or representatives (whether pursuant to this Section 6.5 or otherwise) shall be governed by and subject to a confidentiality agreement that is mutually acceptable to the parties (the “Confidentiality Agreement”); and (C) such rights of access shall not affect or modify the conditions set forth in Section 11.1 in anyway.

6.6. Assumption and Rejection of Assigned Contracts. Sellers shall not assume or reject any Assigned Contracts pursuant to the Chapter 11 Cases without the prior written consent or direction of Buyer.

6.7. Material Contracts. Except as contemplated by the Separation Agreement or Section 14.1, no Seller shall assign any rights or obligations under any Material Contracts to any other Person.

6.8. Transition Services Agreement. On or prior to the Closing Sellers shall execute and deliver the Plc Transition Services Agreement and the CWA Transition Services Agreement.

6.9. Cure of Defaults. Seller shall, on or prior to the Closing, cure any and all defaults under the Assigned Contracts that Buyer has requested that Seller cure and that are required to be cured under the Bankruptcy Code, so that such Contracts may be assumed by Sellers and assigned to Buyer or its Designated Assignee in accordance with the provisions of section 365 of the Bankruptcy Code; provided, however, that Sellers shall not be required to cure any defaults for which Buyer is obligated to pay under the terms of Section 7.4 hereof and does not so pay upon request of the Sellers as required under Section 7.4. Sellers shall allow Buyer to participate in all material negotiations with any third party regarding the amount that Sellers must pay in order to cure any default that Seller is required to cure pursuant to this Section 6.9. Sellers shall deliver to Buyer, on or before the date of the hearing to approve the Sale Order, a schedule setting forth cure costs, to the best of Sellers’ Knowledge, as of such date by Contract (other than those Contracts listed on Schedule 7.7(b)).

6.10. Further Assurances. Upon the request and at the sole expense of Buyer at any time after the Closing Date, Sellers shall execute and deliver such documents as Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement. Buyer and Sellers shall work together in good faith to determine the appropriate method of transfer for the assets of Exodus Federal Systems, Inc. and the California fee-owned property.

6.11. Transition Contracts and Services. Schedule 6.11 sets forth a list of Contracts, Permits and Continuing N3 Nodes that Buyer (or its Designated Assignee, if any) will need on a transitional basis prior to the rejection thereof by Sellers in the Chapter 11 Cases. Sellers shall use their reasonable efforts to maintain such Contracts, Permits and Continuing N3 Nodes for the temporary benefit of Buyer (or its Designated Assignee, if any) during a period (the “Transition Period”) ending no later than the later of (i) the date which is six (6) months after the Closing Date and (ii) June 30, 2004. Buyer shall bear the out-of-pocket costs of maintaining any such contracts in existence from the Closing Date through the earlier of (x) the effective date of rejection of such contracts by order of the Bankruptcy Court which order shall be sought by Sellers within 5 Business Days of Buyer informing Sellers in writing that Buyer will no longer require such temporary benefit or (y) the end of the Transition Period, including making funds available to Sellers in advance of any payments that may be due to the contracting party under such contracts, and including all associated out-of-pocket employee-related costs (including severance in the manner and as set forth in Section 9.1 hereof).

6.12. Information Requests. From and after the date hereof and ending on the Closing Date, Sellers will use their reasonable efforts to provide Buyer on a timely basis with such information, including lists of assets, liabilities, accounting records and detailed operational data relating to the Business as Buyer may reasonably request in connection with its planning for the post-Closing operation of the Business.

6.13. Payments and Proceeds. If, at any time on or after Closing, any Seller receives any asset or any proceed in respect of any Acquired Asset, whether or not in payment of any sum due to Buyer, or otherwise comes into possession of any Acquired Asset or product or proceed thereof, such Seller shall turn over such asset or proceed to Buyer and pending such turn over, the Seller shall hold such asset or proceed in trust for Buyer’s benefit.

ARTICLE 7

COVENANTS OF BUYER

Buyer hereby covenants to Sellers as follows:

7.1. Actions Before Closing. Buyer shall use all commercially reasonable efforts to perform and satisfy all conditions to Sellers’ obligations to consummate the transactions contemplated by this Agreement that are to be performed or satisfied by Buyer under this Agreement.

7.2. Consents, Approvals and Notifications. Buyer shall use all commercially reasonable efforts to obtain all consents and approvals of all Governments, and all other Persons,

required to be obtained by Buyer and provide notifications to all Persons required to be notified by Buyer to effect the transactions contemplated by this Agreement, including for the avoidance of doubt those necessary for the satisfaction of the condition set forth in Section 12.3(e). Buyer shall promptly take all actions as are reasonably requested by Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s employees and representatives available to testify before the Bankruptcy Court.

7.3. Adequate Assurances Regarding Assigned Contracts. With respect to each Assigned Contract, to the extent requested by the Bankruptcy Court, Sellers or the counterparty to such Contract, Buyer shall provide the Bankruptcy Court, Sellers or such counterparty, as the case may be, adequate assurance of the future performance of such Assigned Contract by Buyer.

7.4. Buyer’s Cure Costs Obligation. At the Final Escrow Closing, Buyer shall pay to Sellers, provided Sellers pay or have paid a like amount, cure costs corresponding to the Assigned Contracts in a maximum aggregate amount, when taken together with Buyer’s actual payments in respect of their obligations for Transaction Taxes under Section 1.3(d), of up to $5,000,000, based on the cure amounts as they may be finally determined by the Bankruptcy Court in the Sale Order or other applicable Order, but only to the extent such cure costs are required to be paid to cause such assignment of Assigned Contracts. Buyer’s payment of cure costs hereunder shall be applied ratably to the Assigned Contracts to which they relate.

7.5. Availability of Business Records. After the Closing Date, Buyer shall provide to Sellers and Related Persons (after reasonable notice and during normal business hours and without charge to Sellers) such access to all Business Records for periods prior to the Closing and shall preserve such Business Records until the later of (a) six (6) years after the Closing Date or (b) the required retention period for all government contact information, records or documents. Such access shall include access to any computerized information systems that contain data regarding the Acquired Assets. In addition, Buyer acknowledges that Sellers have the right to retain originals or copies of Business Records for periods prior to the Closing. Prior to destroying any Business Records for periods prior to the Closing, Buyer shall notify Sellers thirty (30) days in advance of any such proposed destruction of its intent to destroy such Business Records, and Buyer will permit Sellers to retain such Business Records; provided, however, that failure to provide such notification shall not constitute a basis for any liability or claim for damages. With respect to any litigation and claims that are Excluded Liabilities, Buyer shall render all reasonable assistance that Sellers may request in defending such litigation or claim and shall make available to Sellers’ personnel most knowledgeable about the matter in question.

7.6. Transition Services Agreements. On or prior to the Closing Buyer shall execute and deliver the Plc Transition Services Agreement and the CWA Transition Services Agreement.

7.7. Amendment of Schedules. At any time after the date of this Agreement, Buyer (or its Designated Assignee, if any) shall have the right to amend or modify any schedule delivered under Section 1.1, Schedule 1.2(q), Schedule 1.2(b) or Schedule 6.11 (except with respect to any of the Contracts set forth on Schedule 7.7(a), which Contracts may not be rejected and may not be included on Schedule 1.2(b) and except with respect to those Contracts set forth on Schedule 7.7(b), which Contracts must be rejected and may not be removed from Schedule 1.2(b)); provided that (a) Buyer may only add Contracts to any schedule prior to March 22, 2004, and (b) no Contract that shall have been previously on Schedule 1.2(b) and terminated by reason of a previous rejection election of Sellers or a motion to reject pending before the Court may be removed from such Schedule without Sellers’ prior written consent. At any time prior to March 22, 2004, Sellers may remove any Contract set forth on Schedule 7.7(b) from such schedule.

(i) In the event that Buyer (or its Designated Assignee, if any) amends or modifies any schedule after the Auction pursuant to the terms of Section 7.7 hereof, Sellers shall prepare and deliver to Buyer, as promptly as practicable after the Closing, but no later than 60 days after the Closing Date, the calculation of the Net Amendment Amount, if any, using the formula set forth herein.

(ii) If Buyer disagrees with Sellers’ calculation of the Net Amendment Amount delivered pursuant to Section 7.7(i), then Buyer may, within 20 days after delivery of Sellers’ calculation of the Net Amendment Amount, deliver a notice to Sellers stating Buyer’s disagreement with such calculation and setting forth Buyer’s calculation of the Net Amendment Amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees. If Buyer does not deliver a notice of disagreement in accordance with this Section 7.7(ii), then the amount of the Net Amendment Amount shall thereupon be final and binding upon Buyer and Sellers, and shall not be subject to further judicial or other review.

(iii) If a notice of disagreement is duly delivered pursuant to Section 7.7(ii), Buyer and Sellers shall, during the 20 days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of the Net Amendment Amount, which amount shall not be more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 7.7(i), nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 7.7(ii). If during such period, Buyer and Sellers are unable to reach such agreement, they shall promptly thereafter cause an internationally recognized accounting firm mutually agreed upon by the Buyer and the Sellers (the “Accounting Referee”) to review the disputed items or amounts and to calculate the Net Amendment Amount (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in Sellers’ calculation of Net Amendment Amount as to which Buyer has disagreed pursuant to Section 7.7(ii). The Accounting Referee shall not require or consider witness or expert testimony or briefings of any nature. The Accounting Referee shall deliver to Buyer and Sellers, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers, and shall not be subject to further judicial or other review. Sellers and Buyer shall be responsible for the fees and expenses of the Accounting Referee based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (e.g., if

Sellers make a claim for $1,000 and Buyer only contests $500 of the amount claimed by Sellers, and if the Accounting Referee resolves the dispute by awarding Sellers $300 of the $500 contested, then the Accounting Referee’s fees and expenses shall be allocated 60% to Sellers and 40% to Buyer).

(iv) Buyer shall pay to Sellers the Net Amendment Amount, if any, in cash within ten (10) days following its final and binding determination in accordance with this Section 7.7, by wire transfer of immediately available funds to an account designated by Sellers. The obligation to pay the Net Amendment Amount shall not be subject to offset or counterclaim.

7.8. Ordinary Course of Business. Buyer agrees to operate the Business in the Ordinary Course of Business during any periods after the Closing Date which relate to the measurement of the Total Run-Rate Revenues or any of the Four Revenue Streams. Without limiting the generality of the foregoing, Buyer shall (i) operate in the Ordinary Course of Business during the Measurement Month and (ii) seek customers’ agreements to migrate Hosting MRC Net Revenues to the Continuing IDCs, as contemplated by clause (ii) of the definition of Hosting MRC Net Revenues.

ARTICLE 8

BANKRUPTCY PROCEDURES

8.1. Bankruptcy Actions. Sellers shall request reasonably expedited approval of the Sale Order. Sellers shall file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Sale Order, shall serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and Rules, including all parties to the Assigned Contracts and all Governments having or asserting jurisdiction over Sellers or the Acquired Assets and shall diligently pursue the obtaining of such orders.

(a) Buyer covenants and agrees that it shall cooperate with Sellers in connection with furnishing information or documents to Sellers to satisfy the requirements of adequate assurance of future performance under section 365(f)(2)(B) of the Bankruptcy Code.

(b) In the event an appeal is taken, or a stay pending appeal is requested from any of the Orders of the Bankruptcy Court in connection with the sale of the Acquired Assets, Sellers shall immediately notify Buyer of such appeal or stay request and, upon Buyer’s request, shall provide to Buyer within three Business Days after Sellers’ receipt thereof a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from any of such Orders.

ARTICLE 9

EMPLOYEE AND BENEFITS MATTERS

This Article 9 sets forth Buyer’s and Sellers’ acknowledgements, covenants and undertakings with respect to certain matters related to employees and secondees of the Business.

9.1. Employment Offers. Buyer shall offer employment at the same or substantially similar positions, effective as of the Final Escrow Closing Date, to those Business

Employees of Buyer’s choice; provided that the offer of employment from Buyer to each Business Employee be expressly conditioned upon the Business Employee’s agreement to sign a release waiving his or her rights to any benefit under any severance plan, policy or arrangement maintained by Sellers or their Affiliates, which general release shall be in a form satisfactory to Sellers. Sellers shall not waive the provisions of section 5.3 of their Termination Procedure/Pay policy, and accordingly shall not offer or pay severance to any Business Employees offered employment by the Buyer pursuant to and in accordance with the terms of this Section 9.1 who do not accept such employment offers. Notwithstanding anything in the contrary, Buyer shall be solely responsible for any liabilities to any Business Employee under any federal, state or local employment laws, discrimination law or other laws relating to employment arising out of the manner in which Buyer’s actions in selecting employees and otherwise implementing the offers in this Section 9.1.

9.2. Transferred Employees. Those Business Employees who are offered employment and accept such offers of employment and become employees of Buyer are referred to herein as the “Transferred Employees”. Each such offer of employment shall be at a salary or wage and benefits level (excluding any pension or retirement benefits), and on other terms and conditions, that are, on the whole, reasonably equivalent to those applicable to each such Transferred Employee immediately prior to the Closing. Without duplication of the foregoing, Buyer agrees to provide the Transferred Employees and their covered dependents with welfare and severance benefits (except for post-retirement welfare benefits not required by law) that are reasonable and customary for a business of the type and size of Buyer. Sellers shall obtain a release of claims against Buyer for any employee or secondee Sellers terminate and to whom Sellers pay severance, which release shall be in a form satisfactory to Buyer. In the event that Buyer does not make an offer of employment to any Business Employee and subsequently hires such Business Employee within six (6) months of the Closing Date, Buyer shall promptly reimburse Sellers for any severance costs, but not “stay puts” or retention or similar bonuses, actually paid by Sellers as a result of the termination of such Business Employee.

9.3. 401(k) Plan Rollovers. Buyer will cause its 401(k)/profit sharing plan to accept, after the Closing Date, the rollover of amounts distributed by Sellers to any Transferred Employee from the Sellers’ 401(k) plan, including the acceptance in such rollover of any outstanding plan loan of such Transferred Employee.

9.4. WARN Act Obligations. Buyer shall promptly after the date hereof notify Sellers of Buyer’s intentions with respect to its offering of jobs to Sellers’ workforces. Prior to the Closing Date, Sellers shall be responsible for performing and discharging any requirements under the WARN Act or applicable state and local laws and regulations for the notification of Sellers’ employees, provided that Buyer has complied with the covenant set forth in the preceding sentence. After the Closing Date, Buyer shall be responsible for performing and discharging any requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Acquired Assets and the Business. The parties hereto shall provide one another with all assistance reasonably requested by each party to ensure that the parties can comply with their respective notification requirements of the WARN Act, if any. Buyer agrees to indemnify Sellers and their Affiliates and their respective directors, officers, employees, consultants and agents for, and to hold them harmless from and against, any and all Losses arising or resulting, or alleged to arise or result from liabilities arising under the WARN Act with respect to any Transferred Employees and any employees terminated after the date of this Agreement with Buyer’s consent (other than employees who were provided notice of termination prior to the date hereof), provided that Sellers have complied with the covenants set forth in this Section 9.4.

9.5. Buyer Benefit Plans. To the extent permitted under Buyer’s welfare benefit plans, Buyer shall (i) waive pre-existing condition requirements (except with respect to any pre-existing condition for which coverage was denied under any welfare benefit plan of Sellers), evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plans maintained by Buyer for Transferred Employees after the Closing Date, and (ii) apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Transferred Employee under Sellers’ welfare benefit plans during the applicable plan year in which the Closing Date occurs. Buyer shall recognize for purposes of eligibility and vesting under its policies and employee benefit plans the service of any Transferred Employee with Sellers or any of their Affiliates prior to the Closing Date.

9.6. Welfare Benefits Claims. Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits as described below) that are incurred before the Closing Date shall be the sole responsibility of Sellers and Sellers’ welfare benefit plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and Buyer’s welfare benefit plans. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving or individuals who have filed claims for long-term disability benefits under a disability plan of Sellers as of the Closing Date shall be the sole responsibility of Sellers and such plan. Claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits that are first made on or after the Closing Date shall be the sole responsibility of Buyer.

9.7. COBRA Obligations. Notwithstanding anything in this Agreement to the contrary, Sellers shall retain all liabilities, and Buyer shall have no liability, with respect to the provision of notices, election periods and benefits pursuant to section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”), to any Business Employees or any other former employees of Sellers or other individuals associated with any Business Employees or any other former employees of Sellers with respect to qualifying events occurring on or before the Closing Date or in connection with the transactions contemplated herein.

9.8. Purchase of Assets; Assumption of Liabilities. Buyer shall purchase all assets and assume all liabilities and obligations to any Transferred Employees for (x) holiday and vacation pay and sick pay arising on and after the Petition Date, and (y) base wages, and payroll Taxes relating thereto, for the period commencing on the first day of a regular payroll period that begins prior to, and ends after, the Closing Date, which regular payroll period shall not exceed 14 days. At the Closing, Buyer shall purchase all assets and assume all liabilities and obligations to all employees of the Business holiday and vacation pay and sick pay, whether arising before or and after December 7, 2003. Buyer shall assume and promptly indemnify Sellers from all liabilities and obligations for severance pay to employees of the Business who are terminated after the date of this Agreement (other than employees who were provided notice of termination prior to the date hereof). Notwithstanding any of the foregoing, Sellers shall pay all bonuses in respect of any period ending on or before December 31, 2003.

9.9. Key Employee Retention Plan. Buyer shall not be responsible for any amounts due and owing under the key employee retention plan or post-petition employee retention or severance plan. Buyer shall be responsible for any compensation attributable to the performance of service to Buyer.

9.10. Flexible Benefit Plan. As soon as administratively practicable after the Closing, Buyer shall establish a flexible benefits plan pursuant to section 125 of the Code. Buyer shall accept a transfer of account balances from the Cable & Wireless Holdings, Inc. Flexible Benefit Plan for Transferred Employees with balances remaining under such plan as of the Closing.

9.11. No Other Obligations. Except with respect to those obligations and liabilities specifically set forth in this Article 9, the Buyer shall not have any obligation with respect to or liability under any Employee Benefit Plan, including, without limitation, any obligation or liability under the Cable & Wireless Holdings, Inc. Retirement Income Plan, the Cable & Wireless Holdings, Inc. Supplemental Pension Plan or any retention, bonus or severance or other payments due to any Business Employees or other individuals whose employment or service with Sellers occurred prior to or on the Closing Date.

ARTICLE 10

ANTITRUST MATTERS

Buyer hereby covenants to Sellers, and Sellers hereby covenant to Buyer, as follows:

10.1. Antitrust Filings. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to (a) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement; (b) file a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof; (c) supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (d) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable.

10.2. Cooperation; Confidentiality Agreement. In connection with the efforts referenced in Section 10.1 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of the parties shall use reasonable best efforts to (a) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Government and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (c) permit the other party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with any Government, including in connection with any proceeding by a private party. The foregoing obligations in this Section 10.2 shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege, and each of the parties hereto shall coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under Antitrust Law. The parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required authorizations, consents, Orders or approvals. “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. “Antitrust Approval” means any approval or consent of any Government required under any applicable Antitrust Law or the expiration or termination of any applicable waiting period under any applicable Antitrust Law.

10.3. Objections or Other Challenges. If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted by any Government or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, each of the parties shall use reasonable best efforts to resolve such objections or challenge as such Government or private party may have to such transactions under such Antitrust Law, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall promptly take and diligently pursue any or all of the following actions to the extent necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Government with jurisdiction over the enforcement of any applicable Law, including any Antitrust Law, regarding the legality of Buyer’s acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities: (i) entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to Orders, or, pursuant to any such agreement or Order or otherwise, selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets (including, after the Closing, any of the Acquired Assets), or operations (including, after the Closing, the Business or any portion thereof), of Buyer or any of its Affiliates; (ii) using its reasonable best efforts to prevent the entry in a judicial or administrative proceeding brought under any Law, including any Antitrust Law, by any Government or any other Person of any permanent, temporary or preliminary injunction or other Order that would make consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation; (iii) taking promptly and diligently pursuing, in the event that an injunction or Order has been issued as referred to in Section 10.3(ii), any and all steps, including the appeal thereof, the posting of a bond and/or the steps contemplated by

Section 10.3(ii), necessary to vacate, modify or suspend such injunction or Order so as to permit such consummation as promptly as possible; and (iv) promptly take and diligently pursue all other actions and do all other things necessary and proper to avoid or eliminate each and every impediment under any Law, including any Antitrust Law, that may be asserted by any Government or any other Person to the consummation of the acquisition of the Business or any portion thereof, the Acquired Assets or the Assumed Liabilities by Buyer in accordance with the terms of this Agreement.

10.4. Alternative Filing. Without Buyer’s prior written consent, no Seller shall file a Notification and Report Form pursuant to the HSR Act with any party other than Buyer, or participate in any such filing.

ARTICLE 11

TAXES

11.1. Transfer Taxes, Proration of Real and Personal Property Taxes. (a) All sales, use, gross-receipts, transfer, gains, excise, value-added or other similar Taxes in connection with the transfer of the Acquired Assets and the assumption of the Assumed Liabilities, and delivery of the Acquired Assets, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment of the Acquired Assets and that are not exempt under section 1146(c) of the Bankruptcy Code (collectively, “Transaction Taxes”), shall be paid by Sellers on or prior to their due date, except to the extent provided in Section 1.3(d) hereof.

(b) All real and personal property taxes and assessments on the Acquired Assets for any taxable period commencing prior to the day immediately preceding the Closing Date (the “Adjustment Date”) and ending after the Adjustment Date (a “Straddle Period”) shall be prorated between Buyer and Sellers as of the close of business on the Adjustment Date based on the best information then available, with Sellers being liable for such Taxes attributable to any portion of a Straddle Period through the Adjustment Date and Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Adjustment Date. In satisfaction of any such liability, the Purchase Price shall be reduced by the amount of any such Taxes attributable to the Sellers to the extent such Taxes are payable by Buyer. Information available after the Adjustment Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Sellers as set forth herein. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on the Adjustment Date shall be allocated to Sellers based upon the number of days in the Straddle Period through the Adjustment Date and items related to the portion of a Straddle Period beginning after the Adjustment Date shall be allocated to Buyer based upon the number of days in the Straddle Period after the Adjustment Date. If a payment on a tax bill is due after the Closing Date, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any, if not previously taken into account in the reduction of the Purchase Price. If the other party does not pay the invoice within 30 calendar days of receipt, the amount of such payment shall bear interest at the rate of 6% per annum. The party responsible under applicable law for paying a Tax described in this Section 11.1 shall be responsible for administering the payment of (and any reimbursement for) such

Tax. For purposes of this Section 11.1, the proration period for ad valorem taxes and real and personal property taxes shall be the fiscal period for which such taxes were assessed by the Tax jurisdiction. Notwithstanding any provision in this Agreement to the contrary, Sellers’ obligations under this Section 11.1 shall survive until 60 days after the expiration of the statute of limitations with respect to the collection of the Straddle Period Tax.

11.2. Tax Refunds. Any Tax refunds (including any interest related thereto) received by Buyer, its Affiliates or successors relating to Taxes that Buyer has paid shall be for the account of Buyer, and any Tax refunds (including any interest related thereto) received by Buyer, its Affiliates or successors relating to Taxes that Sellers have paid shall be for the account of Sellers, and Buyer shall pay over to Sellers any such amount (net of any Taxes payable by Buyer or its owners as a result of receiving such Tax refunds), within ten (10) Business Days of receipt thereof. Buyer shall include with its remittance to Sellers copies of any correspondence, documents, or other materials received or transmitted by Buyer with respect to the Tax refund and, if the amount of the remittance is less than the amount of the refund, an explanation as to how Buyer determined the amount of the remittance to Sellers. Sellers shall be entitled to request that Buyer, at Sellers’ expense, file for and obtain any Tax refunds with respect to Tax periods or portions thereof ending on or before the Closing Date (with respect to the relevant Acquired Asset). Buyer’s consent to such request shall not be unreasonably withheld.

11.3. Cooperation on Tax Matters. Sellers and Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

11.4. Retention of Tax Records. After the Closing Date and until the expiration of all statutes of limitation applicable to Sellers’ liabilities for Taxes, Buyer shall retain possession of all accounting, business, financial and Tax records and information that (a) relate to the Acquired Assets and are in existence on the Closing Date and (b) come into existence after the Closing Date but relate to the Acquired Assets before the Closing Date, and Buyer shall give Sellers notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them during such period. In addition, from and after the Closing Date, Buyer shall provide to Sellers and their Related Persons (after reasonable notice and during normal business hours and without charge to Sellers) access to the books, records, documents and other information relating to the Acquired Assets as Sellers may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of or including Sellers. Such access shall include reasonable access to any computerized information systems that contain data regarding the Acquired Assets, to the extent such information may be assessed without adverse impact to Buyer.

11.5. Allocation of Purchase Price and Purchase Price Allocation Forms. The Purchase Price, the Assumed Liabilities that constitute liabilities for tax purposes and other relevant items shall be allocated among the Acquired Assets and among Sellers in accordance with section 1060 of the Code. Buyer shall prepare an allocation schedule setting forth the allocation (the “Allocation Schedule”) within thirty (30) days after the date hereof, which Allocation Schedule shall be subject to the reasonable approval of Sellers. The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treas. Reg. section 1.1060-1 (or any comparable provision of state or local tax Law) or any successor provision. If the Sellers approve the Buyer’s allocation, the parties agree to report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on Internal Revenue Service Form 8594) in a manner consistent with the agreed-upon allocation and that they will not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Sellers and Buyer shall cooperate in the filing of any forms (including Internal Revenue Service Form 8594) with respect to such allocation, if the allocation is agreed upon. Notwithstanding any other provision of this Agreement, this Section 11.5 shall survive any termination or expiration of this Agreement.

11.6. Tax Structure Disclosure. Notwithstanding anything herein to the contrary, each party to the transactions contemplated herein (and each Affiliate and Person acting on behalf of any such party) agrees that each party (and each employee, representative, and other agent of such party) may disclose to any and all Persons, of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws; provided, however, that such disclosure may not be made until the earliest of the date of any public announcement of the discussions relating to the transaction, the date of any public announcement of the transaction and the date of the execution of this Agreement except that the parties are not restricted in any manner in discussing the tax treatment or the tax structure with its tax advisors at any time. This authorization is not intended to permit disclosure of any other information including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction; (ii) the identities of participants or potential participants in the transaction; (iii) the existence or status of any negotiations; (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction); or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

11.7. Unbilled Transactional Taxes. If a Tax assessment is levied upon any party by an authorized tax jurisdiction for unbilled Transaction Taxes that are the obligation of the other party under this Agreement, then the non-assessed party shall reimburse the assessed party for those taxes including any interest and penalty.

ARTICLE 12

CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

12.1. Conditions Precedent to Performance by Sellers and Buyer. The respective obligations of Sellers and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (other than the condition contained in Section 12.1(a), the satisfaction of which cannot be waived), on or prior to the Closing Date, of the following conditions:

(a) Sale Order. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date.

(b) Antitrust and Regulatory Approvals. The applicable waiting periods for the transactions contemplated under this Agreement under the HSR Act, and any other Antitrust Law shall have expired or terminated and the Regulatory Approvals shall have been obtained; provided, however, that an objection filed with the Federal Communications Commission by any state public utility commission or other state governmental agency to the consent or approval of the Federal Communications Commission to any of the transactions contemplated hereby shall not constitute a failure to obtain the requisite Regulatory Approvals.

(c) No Violation of Orders. No preliminary or permanent injunction or other Order that declares this Agreement or the Deposit Escrow Agreement invalid or unenforceable in any respect or that prevents the consummation of the transactions contemplated hereby or thereby shall be in effect.

12.2. Conditions Precedent to Performance by Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Sellers in their sole discretion:

(a) Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Buyer on and as of such date (or, if made as of a specific date, at and as of such date), and Sellers shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.

(b) Performance of the Obligations of Buyer. Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Purchase Price in accordance with the terms of this Agreement, which obligation shall be performed in all respects as required under this Agreement), and Sellers shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Buyer to that effect.

(c) Buyer’s Deliveries. Buyer shall have delivered, and Seller shall have received, all of the items set forth in Section 3.3 of this Agreement.

12.3. Conditions Precedent to the Performance by Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

(a) Representations and Warranties of Sellers. The representations and warranties made by Sellers in Article 4 of this Agreement shall be true and correct as of the Closing, in each case as though made at and as of such time (or, if made as of a specific date, at and as of such date), except to the extent such failures to be true and correct do not constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of each of Sellers to that effect.

(b) Performance of the Obligations of Sellers. Sellers shall have performed in all respects all obligations required under this Agreement to be performed by them on or before the Closing Date, except for such failures to perform as do not constitute a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by the President or a Vice President of each of Sellers to that effect.

(c) No Material Adverse Effect. Except as contemplated by this Agreement or by the matters identified in the schedules to this Agreement, there shall not be in existence on the Closing Date any state of facts that has had, or would reasonably be likely to have, any Material Adverse Effect.

(d) Sellers’ Deliveries. Sellers shall have delivered, and Buyer shall have received, all of the items set forth in Section 3.2 of this Agreement.

(e) Consents. Subject to Section 1.5 of this Agreement, any consent required to be obtained to permit the transfer and assignment of any material Acquired Asset, including any right to use any material Intellectual Property under the Assigned Contracts shall have been obtained.

12.4. Escrow Closings: Management Agreement. (a) Notwithstanding anything set forth in this Agreement, upon the satisfaction or waiver by the appropriate party of all of the conditions set forth in Article 12 other than with respect to the receipt of the Regulatory Approvals set forth in Section 12.1(b), the following shall occur (and the relevant actions required by Article 3 hereof shall be modified as follows): (i) Buyer shall deposit the Cash Payment of the Purchase Price into the Closing Escrow Account (the “Closing Escrow Account”) pursuant to the Closing Escrow Agreement (the “Closing Escrow Agreement”) in the form attached hereto as Exhibit E; (ii) the Acquired Assets and Assumed Liabilities shall be operated pursuant to the Management Agreement having the terms set forth in Exhibit B; and (iii) subject only to the terms of the Management Agreement and the terms of Section 12.4(b) below, the Closing (as such term is used in this Agreement) shall be deemed to have occurred at the Regulatory Escrow Closing, including for purposes of finalizing the obligations of each party hereunder to consummate the transactions contemplated hereby and eliminating any rights of any party to terminate this Agreement, and each reference to the “Closing Date” in this Agreement shall be deemed to refer to the Regulatory Escrow Closing Date.

(b) Final Escrow Closing. Upon receipt of approvals required by the definition of Regulatory Approvals, the Final Escrow Closing (the “Final Escrow Closing”) shall occur and all Acquired Assets and Assumed Liabilities shall no longer be subject to the Management Agreement and shall be formally transferred to the Buyer or the Designated Assignee (and the relevant Assigned Contracts shall be assumed by Sellers and assigned to Buyer), and 100% of the amounts in the Closing Escrow Account shall be released from the Closing Escrow Account and delivered to Sellers pursuant to the Closing Escrow Agreement. The date on which the Final Escrow Closing occurs shall be the “Final Escrow Closing Date.”

ARTICLE 13

TERMINATION AND EFFECT OF TERMINATION

13.1. Right of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated only as provided in this Article 13. In the case of any such termination, the terminating party shall give notice to the other party specifying the provision pursuant to which the Agreement is being terminated.

13.2. Termination Without Default.

(a) This Agreement may be terminated at any time before Closing:

(i) by mutual written consent of Sellers and Buyer;

(ii) by Buyer, on any date that is more than 180 days after the date hereof (the “Buyer’s Termination Date”), if the Closing has not occurred on or before such date; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.2(a)(ii) if Buyer’s failure to fulfill any of its obligations under this Agreement is the reason that the Closing or the Auction has not occurred on or before said dates;

(iii) by Sellers, on any date that is more than 120 days after the date hereof (the “Sellers’ Termination Date”), if the Closing has not occurred on or before such date; provided, however, that Sellers shall not have the right to terminate this Agreement under this Section 13.2(a)(iii) if Sellers’ failure to fulfill any of their obligations under this Agreement is the reason that the Closing has not occurred on or before said date; or

(iv) by Buyer, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 12.3 and which breach cannot be cured or has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Buyer to Sellers of such breach and (ii) the Buyer’s Termination Date;

(v) by any Seller, if there shall be a breach by Buyer of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 12.2 and which breach cannot be cured or has not been cured by the earlier of (i) 20 Business Days after the giving of written notice by Seller to Buyer of such breach and (ii) the Sellers’ Termination Date;

(vi) by either Buyer or Sellers, immediately upon an Order becoming final and non-appealable that declares this Agreement or the Deposit Escrow Agreement invalid or unenforceable in any material respect or that prevents the consummation of the transactions contemplated hereby or thereby (a “Termination Order”); provided, however, that neither Sellers nor Buyer shall have the right to terminate this Agreement pursuant to this Section 13.2(a)(vi) if such party or any of its Affiliates has sought entry of, or has failed to use all commercially reasonable efforts to oppose entry of, such Termination Order.

13.3. Effect of Failure of Conditions to Closing.

(a) If this Agreement is terminated by Sellers pursuant to Section 13.2(a)(v), then (i) Buyer acknowledges that a monetary remedy may be inadequate or impracticable and that Sellers may have been caused irreparable harm and, if Sellers so determine, Sellers shall have the right, subject to the waiver by Sellers or satisfaction of the conditions contained in Section 12.1, to obtain an Order requiring Buyer to specifically perform all of its obligations under, or (ii) if Sellers determine that a monetary remedy is adequate and practicable, Sellers shall as an exclusive remedy be entitled to retain the Deposit as liquidated damages and, notwithstanding any provision in this Agreement to the contrary, shall not be entitled to seek any other remedies conferred hereby, or by law or equity upon such party, and, in such case of clause (ii), none of Sellers, Buyer or any of their respective Related Parties shall have any liability or obligation arising under or in connection with this Agreement.

(b) If this Agreement is terminated for any reason other than by Sellers pursuant to Section 13.2(a)(v): (i) the Deposit, together with any interest accrued thereon less any fees and expenses of the Escrow Agent, shall be returned to Buyer, (ii) this Agreement shall become null and void and have no effect (other than this Article 13, Article 14 and Article 15, which shall survive termination), and (iii) except as provided in this Section 13.3, none of Sellers, Buyer or any of their respective Related Parties shall have any liability or obligation arising under or in connection with this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Buyer may assign any or all of its rights and interests hereunder to one or more direct or indirect wholly-owned or controlled subsidiaries or Affiliates of Buyer Parent or to any entity that provides financing to or engages in a sale-leaseback transaction with Buyer or Buyer Parent (the “Designated Assignee”); provided that Buyer shall nonetheless remain responsible for the performance of its obligations.

14.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of New

York (without giving effect to the principles of conflicts of Laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York sitting in Manhattan or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties consents to the nonexclusive jurisdiction of those courts. Each of the Parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.

14.3. Warranties Exclusive. The representations and warranties contained herein are the only representations or warranties given by Sellers and all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that the Acquired Assets are conveyed “AS IS,” “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed.

14.4. Survival of Representations and Warranties; Indemnification. (a) The representations and warranties of Sellers set forth in this Agreement or in any certificate delivered pursuant to Section 12.3(a) or Section 12.3(b) shall survive for a period of six months after the Closing Date.

(b) On and after Closing, Buyer agrees to indemnify and hold Sellers and their directors, officers, employees, Affiliates, agents, successors and permitted assigns harmless from and against any and all losses arising or resulting primarily from: (i) any and all Assumed Liabilities; (ii) any breach by Buyer of its representation or warranties in this Agreement; (iii) the post-Closing operation of the Business; and (iv) all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees, incident to the foregoing (each a “Post-Closing Loss” and, collectively, “Post-Closing Losses”). Buyer’s total indemnification liability under this Section 14.4(c) shall be limited to $15,000,000.

(c) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 14.4, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing. Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. Unless and until an Indemnifying Party assumes the defense of the Third Party Claim, however, the Indemnified Party may defend against the Third Party Claim in any manner he, she, or it reasonably may deem appropriate. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

(d) In the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by Buyer in respect of which indemnification may be sought from Sellers pursuant to the provisions of this Section 14.4, such claim shall constitute an administrative claim and shall be adjudicated by the Bankruptcy Court.

14.5. Notification of Certain Matters. Sellers shall give reasonably prompt notice to Buyer of (i) the occurrence or non-occurrence, of any event the occurrence or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate, in any material respect, or (y) any covenant, condition or agreement contained in this Agreement not be complied with or satisfied, in any material respect; and (ii) any failure or inability of Sellers to comply, in any material respect, with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

14.6. No Recourse Against Third Parties. Buyer, on the one hand, and each of the Sellers, on the other hand, agrees for itself and for all of its officers, directors, shareholders, Affiliates, attorneys, agents and any other parties making any claim by, through or under the rights of such persons (collectively, the “Claim Group”) that no member of the Claim Group shall have any rights against any officer, director, shareholder, Affiliate, attorney or agent of any of the other party (each, individually, a “Non-Recourse Person”) for any damages, suits, claims, proceedings, fines, judgments, costs or expenses (including attorneys’ fees and incidental, consequential or punitive damages) (collectively, “Losses”) that any party may suffer in connection with this Agreement. If any member of the Claim Group makes a claim against any person or entity that is not a Non-Recourse Person (a “Third Person”) that in any way gives rise to a claim by such Third Person against any Non-Recourse Person asserting that such Non-Recourse Person is or may be liable to such Third Person with respect to any Losses arising in connection with this Agreement (whether by way of indemnification, contribution, or otherwise on any theory whatever) (a “Claim Over”), such member of the Claim Group shall reduce or credit against any judgment or settlement such member of the Claim Group may obtain against such Third Person the full amount of any judgment or settlement such Third Person may obtain against the Non-Recourse Person on such Claim Over, and shall, as part of any settlement with such Third Person, obtain from such Third Person for the benefit of such Non-Recourse Person a satisfaction in full of such Third Person’s Claim Over against the Non-Recourse Person.

14.7. Other Agreements. Not later than the earliest to occur of (a) the occurrence of a change in control of Buyer, (b) the date five years after the Closing Date, (c) the sale, lease or other transfer of all or substantially all assets of Buyer or the merger or consolidation of Buyer with or into any other person or entity, other than any (i) internal reorganization solely involving Buyer and one or more of its Affiliates which would not be prohibited under the language set forth in Exhibit F attached hereto, or (ii) a transfer of the network business to an entity to be designated by Buyer with the consent of the Sellers and Cable and Wireless plc, not to be unreasonably withheld, or to one of its direct or indirect wholly-

owned or controlled subsidiaries in connection with the Closing, (d) any amendment or other alteration of the terms of any of the obligations secured thereby, other than any amendment or alteration expressly consented to in writing by Cable and Wireless plc in its sole discretion, or (e) the occurrence of an event of default (however denominated) under any other material obligation of Buyer, Buyer shall with respect to each of the guarantees or letters of credit listed on Schedule 14.7 that are security for a Contract or Leased Real Property that is an Acquired Asset either (a) cause such guarantee or letter to be released without payment or draw, or (b) provide to Cable and Wireless plc a letter of credit or bank guaranty issued by a money-center commercial bank or similarly creditworthy institution and in form and substance reasonably satisfactory to Cable and Wireless plc securing Buyer’s obligation to reimburse Cable and Wireless plc in the event Cable and Wireless or any of its Affiliates other than Sellers has made any payment on or after the Closing in respect of such letter of credit or guarantee. Buyer agrees that in the event Cable and Wireless plc is required to pay any amount in respect of any of the guarantees or letters of credit (as in effect on the date hereof) listed on Schedule 14.7 that are security for a Contract or Leased Real Property that is an Acquired Asset, whether drawn or paid before, on or after the Closing Date (or prior to the Closing Date if the amount paid is held as security for, or applied to reduce, obligations of Buyer relating to the Contract or Leased Real Property that is an Acquired Asset), Buyer shall promptly pay to Cable and Wireless plc the full amount of such payment, with interest thereon at the rate of 8% per annum, compounded monthly, and all reasonable expenses, including reasonable fees and expenses of counsel, incurred in collecting any amounts due under this Section 14.7. Cable and Wireless plc is an intended beneficiary of this Section 14.7 entitled to enforce the terms hereof. Cable and Wireless plc shall use commercially reasonably efforts to cause letters of credit that are security for a Contract or Leased Real Property that is an Acquired Asset to be renewed or replaced by new letters of credit with 12-month terms so long as the expiry date in respect of such documents does not extend beyond the expiry date set forth in the first sentence hereof. Buyer further agrees that in the event it or any of its Affiliates shall receive any payment of or from the cash collateral given to obtain letters of credit, or receive any other funds from or proceeds of amounts drawn or claimed under, or paid on, a letter of credit or guarantee given by, or backstopped by a letter of credit procured by, Cable and Wireless plc, or any of such funds or proceeds shall be applied to the payment of an obligation of Buyer, it shall promptly pay such payment, collateral or other funds or proceeds to Cable and Wireless plc and shall hold such payment, collateral, funds, or proceeds in trust for Cable and Wireless plc until so paid.

14.8. Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof.

14.9. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Seller shall pay the cost of all Transaction Taxes other than those expressly included within the Assumed Liabilities under Section 1.3 hereof and Buyer shall pay the cost of all surveys, title insurance policies and title reports obtained in connection with, this Agreement and the transactions contemplated hereby and all filing fees required to be paid in connection with any filings made or notices given pursuant to any Antitrust Law.

14.10. Broker’s and Finder’s Fees. Each of the parties represents and warrants that no broker or finder in connection with any of the transactions contemplated by this Agreement shall be entitled to receive any fees or expenses from any other party, the fees and expenses of whom shall, as between the parties hereto, be the responsibility of the other party.

14.11. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

14.12. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to any Seller:

c/o Cable & Wireless USA, Inc.

4650 Old Ironsides Drive,

Santa Clara, California

Attention: General Counsel

Facsimile: (415) 738-4166

Copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601-6636

Attention: James H.M. Sprayregen

Gerald T. Nowak

Facsimile: (312) 861-2000

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, California 90017-5800

Attention: Bennett L. Spiegel

Facsimile: (213) 680-8500

If to Buyer:

Savvis Asset Holdings, Inc.

12851 Worldgate Drive

Herndon, Virginia 20170

Attention: General Counsel

Facsimile: 702-234-8374

Copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Andrew V. Tenzer

Facsimile: (212) 848-4000

Any party may change its address for the purpose of this Section 14.12 by giving the other party written notice of its new address in the manner set forth above.

14.13. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14.14. Public Announcements. No party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written approval of the other parties, unless a press release or public announcement is required by Law or Order of the Bankruptcy Court. If any such announcement or other disclosure is required by Law or Order of the Bankruptcy Court, the disclosing party shall give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order. As required by Law, Buyer shall file a Form 8-K with respect to Buyer’s purchase of the Acquired Assets.

14.15. Employee and Customer Announcements. Sellers shall not make any announcement of this Agreement to any of their customers or employees without providing prior notice to Buyer and reasonably considering any comments Buyer may have with respect to such announcement. Buyer shall be entitled to participate in any communication (other than initial communications made in accordance with the written communication plan) with customers or employees in connection with any such announcement.

14.16. Entire Agreement. This Agreement, the Deposit Escrow Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

14.17. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers and Buyer and their respective successors and permitted assigns (except with respect to Section 14.7 hereof, for which Cable and Wireless plc shall be considered an intended beneficiary). Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to Sellers or Buyer. Except as noted in the parenthetical in the first sentence of this Section 14.17, no provision of this Agreement shall give any third Persons any right of subrogation or action over or against Sellers or Buyer.

14.18. Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.19. Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement as a whole and not to any other particular Article, Section or other subdivision, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, and (vi) “or” is not exclusive.

14.20. Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

14.21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

14.22. Apportionment. Any payments made by Buyer to the Sellers’ account shall be allocated or apportioned among the Sellers as the Sellers so direct.

ARTICLE 15

DEFINITIONS

15.1. Certain Terms Defined. As used in this Agreement, the following terms shall have the following meanings:

“Added Amount” means, with respect to Contracts that are added to schedules delivered under Section 1.1, the amount derived by subtracting the Decreased Claim Amount from the Added Cure Costs.

“Added Claim Amount” means, with respect to all Contracts that are rejected and included on Schedule 1.2(b), Schedule 1.2(q) or Schedule 6.11 after January 21, 2004 pursuant to the terms of Section 7.7, (i) the lesser of (x) the amount of increase to the aggregate amount of allowed claims attributable to the rejection of such Contracts and (y) the aggregate amount set forth on Schedule 7.7 with respect to such Contracts, multiplied by (ii) 15%, it being understood that “NA” on such Schedule means zero Added Claim Amount.

“Added Cure Costs” means, with respect to all Contracts that are added to schedules delivered pursuant to Section 1.1, the lessor of (x) amount of increase to the aggregate amount of cure costs payable by Seller attributable to the addition of such Contracts and (y) the aggregate amount set forth on Schedule 7.7 with respect to such Contracts.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

“Alternative Transaction” means a transaction or plan of reorganization involving a sale of all or substantially all of the Business or the Acquired Assets, whether directly or indirectly through a sale of equity (by merger, consolidation or otherwise) or claims by Cable and Wireless plc, to a party other than Buyer Parent or any of its Affiliates.

“Ancillary Agreement” means any of the Separation Agreement, the Apollo Agreement, the Plc Transition Services Agreement or the CWA Transition Services Agreement.

“Apollo Agreement” means that certain Asset Purchase Agreement dated as of September 17, 2003 between the CWUSA and Cable & Wireless America Systems, Inc.

“Auction” means the auction conducted by Sellers pursuant to the Bidding Procedures Order.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases originally administered in the United States Bankruptcy Court of the District of Delaware.

“Business” means the business of providing network and hosting services as conducted by Sellers and their respective Subsidiaries on the date hereof and encompassing the business operations, including all customer relationships, as well as any other business operations related to maintaining such customer, relationships and business operations (including managed and professional services businesses) described above, but excluding any business operations, customer relationships, assets or liabilities of Sellers or any of their respective Subsidiaries outside the United States (other than as set forth in Section 1.1(t)).

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by Law or other Governmental action to close.

“Chapter 11 Cases” means, collectively, the cases commenced and to be commenced by Sellers under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Clayton Act” means title 15 of the United States Code §§ 12-27 and title 29 of the United States Code §§ 52-53, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, qualification, waiver or notification of a Government or notification of a customer, as required by a Government.

“Continuing IDCs” means the fifteen data centers listed and referred to as such on Schedule 1.1(a) and Schedule 1.1(b).

“Continuing N3 Nodes” means the fifteen nodes listed and referred to as such on Schedule 15.1A.

“Contract” means any written or oral contract, agreement, license, warranty, sublicense, lease, sublease, mortgage, instruments, guarantees, commitment, undertaking or other similar arrangement, whether express or implied.

“Decreased Claim Amount” means, with respect to all Contracts that are added to schedules delivered pursuant to Section 1.1, (i) the lessor of (x) the amount of decrease to the aggregate amount of claims attributable to the addition of such Contracts and (y) the aggregate amount set forth on Schedule 7.7 with respect to such contracts, multiplied by (ii) 15%, it being understood that “NA” on such Schedule means zero Added Claim Amount.

“Decreased Cure Costs” means, with respect to all Contracts that are rejected and included on Schedule 1.2(b), Schedule 1.2(q) or Schedule 6.11 after the Auction pursuant to the terms of Section 7.7, the lesser of (x) amount of decrease to the aggregate amount of cure costs payable by Seller attributable to the rejection of such Contracts and (y) the aggregate amount set forth on Schedule 7.7 with respect to such Contracts.

“Deposit Escrow Agreement” means the escrow agreement by and between Buyer and Sellers, dated as of January 16, 2004.

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and (ii) any other profit-sharing, deferred compensation, bonus, pension, retirement, severance, health, welfare or incentive plan, contract, commitment, program, policy, arrangement or practice, in each case maintained, sponsored or contributed to by Sellers.

“Environmental Laws” means all currently existing federal, state, provincial, municipal, local and foreign statutes, ordinances, rules, Orders, regulations and other provisions having the force of law regarding pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity treated as a single employer with Sellers pursuant to section 414 of the Code.

“Escrow Agent” means the escrow agent under the Deposit Escrow Agreement and the Closing Escrow Agreement.

“Government” means any agency, division, subdivision, audit group, procuring office or governmental or regulatory authority in any event or any adjudicatory body thereof, of the United States, Canada, any state or province thereof or any foreign government, including the employees and agents thereof or private entities authorized by such government authorities.

“Hazardous Materials” means and includes any hazardous or toxic substance or waste or any contaminant or pollutant regulated under Environmental Laws, including, but not limited to, “hazardous substances” as currently defined by the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, “hazardous wastes” as currently defined by the Resource Conservation and Recovery Act, as amended, natural gas petroleum products or by-products and crude oil.

“Hosting MRC Net Revenues” means contracted recurring Net Revenues relating to hosting services (including, but not limited to, the Business’ infrastructure, managed services and connectivity product offerings) (i) provided in the Continuing IDCs or (ii) from one of the Business’ data centers other than the Continuing IDCs or one of the data centers of Buyer or any of its Affiliates, but for which the customer has contracted (provided that Buyer has operated in the Ordinary Course of Business) within 90 days after the Closing Date to migrate such revenue within a three month period from the date the customer so contracts to one of the Continuing IDCs.

“Hosting NRC Net Revenues” means (i) non-recurring Net Revenues relating to certain consulting, other managed hosting services, or equipment sales in the Continuing IDCs plus (ii) Net Revenues related to the Content Delivery Network product offering; provided, however, that for purposes of calculating Total Run-Rate Revenues, the amount of Hosting NRC Net Revenues included therein shall not exceed the lesser of (x) the actual amount of such revenue and (y) $4,500,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means the buildings, improvements and structures now existing on the Real Property or demised under the Real Estate Leases.

“Intellectual Property” means all copyrights, patents, service marks, trademarks, trade names, domain names, industrial models, trade secrets, mask work rights, any applications and registrations for any of the foregoing, and any other proprietary intellectual property rights.

“IP Revenues” means recurring Net Revenues relating to the Business’ internet protocol network service offering for data traffic originating in the Continuing N3 Nodes; provided, however, that any revenue provided by Cable and Wireless plc (or any of its Affiliates other than Sellers) for IP services shall be included in the calculation to the extent contracted for a minimum of two years, it being understood that the revenues shall be counted on a cumulative basis, meet existing CWA SLA targets and be priced at a market rate.

“Knowledge of Sellers,” “Sellers’ Knowledge” or any other similar term or knowledge qualification means the actual knowledge, after reasonable inquiry, of William Ginn, Paul Miszler, Tim Caulfield, Clint Heiden, Theresa Hennesy, Nick Bacon, Jim Pitchford, Cheryl Houser, Siobhan DeLeeuw or Suzanne Colvin.

“Lien” means any mortgage, pledge, charge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

“Material Adverse Effect” means any state of facts, event, change or effect that, individually or in the aggregate, results in a material adverse effect on the combined operations of the Business but excluding any state of facts, event, change or effect caused by events, changes or developments relating to (i) Cable and Wireless plc’s announcement of its intention to exit the U.S. market; (ii) the transactions contemplated by this Agreement or the announcement thereof; (iii) changes or conditions affecting the industries of which the Business is a part generally; (iv) changes in economic, regulatory or political conditions generally; or (v) any act(s) of war or of terrorism.

“Measurement Month” means (i) if the date on which the Closing occurs is on or before the fifteenth day of any month, the nearest full month immediately preceding the month in which the Closing occurs, or (ii) if the date on which the Closing occurs is after the fifteenth day of any month, the month in which the Closing occurs; provided that if the Closing occurs on or before January 15, 2004, the Measurement Month shall be January 2004.

“Minimum Consideration” means the portion of the Cash Payment actually received by Sellers after all reductions are made pursuant to Section 14.4.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Amendment Amount” means the greater of (i) the sum of the Rejection Amount and the Added Amount and (ii) $0.00.

“Net Revenue” means revenue (net of reserves) earned in accordance with generally accepted accounting principles and the policies of the Seller, excluding revenue earned, or with to which services have been, or are to be, performed in a period other than the month with respect to which such revenues are measured.

“Ordinary Course of Business” means the operation and conduct of the affairs of an enterprise with the objective of:

(i) preserving and protecting goodwill and client, customer, supplier and employee relationships; and

(ii) refraining from entering into any agreements, understandings or arrangements that (A) accelerate revenue from one period to an earlier period; (B) defer expenditures (capital or otherwise), expenses or commitments from one period to a later period; (C) generate revenue in a particular period that but for such agreement, understanding or arrangement would not have been generated and which agreement, understanding or arrangement would not have been made by an enterprise operating as a going concern and in a manner that is intended to generate long-term, sustainable relationships with clients, customers, suppliers and employees; and (D) provide incentives or other compensation to employees, agents, customers, clients or suppliers to do any of the foregoing.

“Permitted Liens” means: (i) Liens securing, or included in, the Assumed Liabilities; (ii) Liens that will attach to the proceeds of this sale under this Agreement pursuant to section 363 of the Bankruptcy Code or that will not survive the Closing; (iii) such covenants, conditions, restrictions, easements, encroachments or encumbrances, or any other state of facts, that do not materially interfere with the present occupancy of the Real Property or the use of such Real Property as it has been used by Sellers in the Business prior to the Closing Date; (iv) zoning, building codes and other land use laws regulating the use of occupancy of Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over Owned Real Property; (v) a lessor’s interest in, and any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement on or affecting a lessor’s interest in, property underlying any of the Real Estate Leases; (vi) Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

“Petition Date” means December 8, 2003.

“Private Line Net Revenues” means recurring Net Revenues relating to the Business’ private line network service offering for network traffic originating in the Continuing N3 Nodes; provided that for purposes of calculating Total Run-Rate Revenues, the amount of Private Line Net Revenues shall not exceed the lesser of (x) the actual amount of such revenue and (y) $950,000.

“Registered Intellectual Property” means any Intellectual Property registered with, or issued by, any Government, including any applications therefor.

“Regulatory Approvals” means, subject to the proviso in the parenthetical at the end of Section 12.1(b), requisite approvals and/or notifications with respect to assignment of licenses, new licenses where required, and transfer of customers by the Federal Communications Commission.

“Rejection Amount” means, with respect to Contracts that are rejected and included on Schedule 1.2(b), Schedule 1.2(q) or Schedule 6.11 after the Auction pursuant to the terms of Section 7.7, the amount derived by subtracting the Decreased Cure Costs from the Added Claim Amount.

“Related Person” means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers, Affiliates or representatives of any such Person.

“Rules” means the Federal Rules of Bankruptcy Procedure.

“Separation Agreement” means the Separation Agreement, dated September 17, 2003, by and among Cable and Wireless plc, Cable & Wireless Americas Operations, Inc., Cable & Wireless Holdings, Inc., CWUSA and CWIS, together with all schedules, exhibits, amendments and supplements thereto and thereof.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax Return” means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

“Taxes” means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, which taxes shall include all income taxes, Transaction Taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen’s compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

“Total Run-Rate Revenues” means the sum of Hosting MRC Net Revenues, Hosting NRC Net Revenues, IP Revenues, and Private Line Net Revenues (collectively, the “Four Revenue Streams”) as calculated for the Measurement Month. The calculation of each of the Four Revenue Streams shall be based upon GAAP applying Staff Accounting Bulletin No. 101 of the Securities and Exchange Commission. For purposes of calculating each of the Four Revenue Streams, the classification of product offerings and customers included in such calculation shall be consistent with the Sellers’ Management Revenue Forecast listed on Schedule 15.1B.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

15.2. All Terms Cross-Referenced. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accounting Referee	7.7(iii)
Accounts Payable	1.3(a)
Accounts Receivable	1.1(f)
Acquired Assets	1.1
Added Amount	15.1
Added Claim Amount	15.1
Added Cure Costs	15.1
Adjustment Date	11.1(b)
Affiliate	15.1
Agreement	Preamble
Allocation Schedule	11.5
Ancillary Agreement	15.1
Antitrust Approval	10.2
Antitrust Law	10.2
Apollo Agreement	15.1
Assigned Contracts	1.1(i)
Assumed Liabilities	1.3
Auction	15.1
Bankruptcy Code	15.1
Bankruptcy Court	15.1
Business	15.1
Business Day	15.1
Business Employee	4.18
Business Records	1.1(n)
Buyer	Preamble
Buyer Parent	Preamble
Buyer Termination Date	13.2(a)(ii)
Cash Payment	2.1
Chapter 11 Cases	15.1
Claim Group	14.6
Claim Over	14.6
Claims	1.2(h)
Clayton Act	15.1
Closing	3.1
Closing Date	12.4(a)(iii)
Closing Escrow Account	12.4(a)(i)
Closing Escrow Agreement	12.4(a)(ii)
COBRA	9.7
Code	15.1
Confidentiality Agreement	6.5
Consent	15.1
Continuing IDCs	15.l

Continuing N3 Nodes	15.1
Contract	15.1
Customer Contracts	1.1(g)
CWA Transition Services Agreement	3.2(e)
CWIS	Preamble
CWUSA	Preamble
Decreased Claim Amount	15.1
Decreased Cure Costs	15.1
Deposit	2.2
Deposit Escrow Agreement	15.1
Designated Assignee	14.1
Disclosure Schedule	1.1(a)
Employee Benefits Plan	15.1
Environmental Laws	15.1
Equipment	1.1(c)
ERISA	15.1
ERISA Affiliate	l5.1
Escrow Agent	15.1
Excluded Assets	1.2
Excluded Contracts	1.2(b)
Excluded Liabilities	1.4
Financial Statements	4.7
Final Escrow Closing	12.4(b)
Final Escrow Closing Date	12.4(b)
Four Revenue Streams	15.1
Government	15.1
Hazardous Materials	15.1
Hosting MRC Net Revenues	15.1
Hosting NRC Net Revenues	15.1
HSR Act	15.1
Improvements	15.1
Indemnified Party	14.4(c)
Indemnifying Party	14.4(c)
Intellectual Property	15.1
Inventory	1.1(j)
IP Revenues	15.1
Knowledge of Sellers	15.1
K&E Offices	3.1
Law	4.3
Leased Real Property	1.1(b)
Lien	15.1
Losses	14.6
Major Customers	4.20
Management Agreement	3.2(d)
Material Adverse Effect	15.1
Material Contracts	4.11(a)(vii)

Measurement Month	15.1
Minimum Consideration	15.1
Multiemployer Plan	15.1
Net Amendment Amount	15.1
Net Revenue	15.1
Non-Recourse Person	14.6
Order	4.3
Ordinary Course of Business	15.1
Organizational Documents	4.3
Other Contracts	1.1(i)
Owned Real Property	1.1(a)
Patents	1.1(k)
Permits	1.1(m)
Permitted Liens	15.1
Person	15.1
Petition Date	15.1
Plc Transition Services Agreement	3.2(c)
Post-Closing Loss	14.4(b)
Post-Closing Losses	14.4(b)
Private Line Revenues	15.1
Purchase Price	2.1
Real Estate Leases	1.1(b)
Real Property	1.1(b)
Registered Intellectual Property	15.1
Regulatory Approvals	15.1
Regulatory Escrow Closing	3.1
Regulatory Escrow Closing Date	3.1
Rejection Amount	15.1
Related Person	15.1
Rules	15.1
Sale Order	6.3
Sellers	Preamble
Sellers’ Knowledge	15.1
Sellers’ Termination Date	13.2(a)(iii)
Separation Agreement	15.1
Sherman Act	15.1
Straddle Period	11.1(b)
Subsidiary	15.1
Supplier Contracts	1.1(h)
Tax Return	15.1
Taxes	15.1
Termination Order	13.2(a)(vi)
Third Party Claim	14.4(c)
Third Person	14.6
Total Run-Rate Revenues	15.1
Trademarks	1.1(k)

Transaction Taxes	11.1(a)
Transferred Employees	9.2
Transition Period	6.11
WARN Act	15.1
Welfare Benefits	9.6

(Signatures are on the following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SAVVIS ASSET HOLDINGS, INC.

By:	/s/ Grier C. Raclin

Name:	Grier C. Raclin

Title:	Chief Legal Officer, Corporate Secretary

CABLE & WIRELESS USA, INC.

By:	/s/ Eric A. Simonsen

Name:	Eric A. Simonsen

Title:	Vice President

CABLE & WIRELESS INTERNET SERVICES, INC.

By:	/s/ Eric A. Simonsen

Name:	Eric A. Simonsen

Title:	Vice President